UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant
☒
             Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Air Lease Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

March 18, 2025

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) at 7:30 a.m. Pacific time, on Friday, May 2, 2025. The Annual Meeting will be held online in a virtual only meeting format via a live audio webcast at www.cesonlineservices.com/al25_vm. There will not be a physical location for the Annual Meeting. Stockholders may only participate online and must pre-register to attend.

If you plan to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/al25_vm by 7:30 a.m. Pacific time on Thursday, May 1, 2025. To pre-register for the Annual Meeting, please follow the instructions provided under “Other Matters – General Information About the Annual Meeting – How do I pre-register to attend the Annual Meeting?” found in the accompanying Proxy Statement. Once registered, you will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live online webcast by visiting www.cesonlineservices.com/al25_vm.

The expected items of business for the Annual Meeting are described in detail in the attached Notice of 2025 Annual Meeting of Stockholders and Proxy Statement.

We look forward to your participation on May 2nd. We encourage you to submit your vote as soon as possible, whether or not you expect to attend the Annual Meeting. Your vote is very important to us.

Sincerely,

Steven F. Udvar-Házy

Executive Chairman of the Board

Notice of 2025 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific time, on Friday, May 2, 2025

Location:	www.cesonlineservices.com/al25_vm

Agenda:	(1) Elect nine directors, each to serve for a one-year term until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified or until his or her earlier death, disqualification, resignation or removal;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025;

(3) Advisory vote to approve named executive officer compensation; and

(4) Act upon such other matters as may properly come before the meeting or any postponement or adjournment.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record as of the close of business on March 7, 2025. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive offices at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067, for 10 days before the meeting, and during the meeting, such list will be available to registered stockholders as a link on the meeting platform.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares. To vote at the Annual Meeting, you must pre-register at www.cesonlineservices.com/al25_vm by 7:30 a.m. Pacific time on Thursday, May 1, 2025. See additional instructions in section “Other Matters – General Information About the Annual Meeting – How do I vote in the Annual Meeting webcast?” found in the accompanying Proxy Statement.

Annual Report:	Copies of our 2024 Annual Report to Stockholders (the “Annual Report”), including our 2024 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate that these materials will first be made available to stockholders on or about March 21, 2025. You may also access our 2024 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission (the “SEC”), on the investor section of our website at http://www.airleasecorp.com. The other information on our website does not constitute part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting

of Stockholders to be Held on May 2, 2025: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com.

By Order of the Board of Directors,

Carol H. Forsyte

Executive Vice President, General Counsel, Corporate

Secretary and Chief Compliance Officer

Los Angeles, California

March 18, 2025

FORWARD-LOOKING STATEMENTS

Statements in this proxy statement that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on our current intent, belief and expectations. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results, performance or achievements, or industry results to differ materially from those expressed in such statements. Our actual results, performance or achievements, or industry results could differ materially from those anticipated in such forward-looking statements as a result of the following factors, among others: our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations; increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates; our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing; our failure to close our aircraft acquisition commitments; the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of manufacturing flaws and technical or other difficulties with aircraft or engines before or after delivery; our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation; obsolescence of, or changes in overall demand for, our aircraft; changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control; impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings; increased competition from other aircraft lessors; the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us or the failure of such insurers to fulfill their contractual obligations; increased tariffs and other restrictions on trade; changes in the regulatory environment, including changes in tax laws and environmental regulations; other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings we make with the SEC, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from our expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout the documents incorporated by reference in this proxy statement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting. We anticipate that these materials will first be made available to stockholders on or about March 21, 2025.

References throughout this Proxy Statement to “Air Lease Corporation,” “we,” “us,” and “our” refer to Air Lease Corporation and its subsidiaries, unless the context indicates otherwise.

Proposals to be Voted On

Proposal	Description		Board Recommendation	More Information
Proposal 1	Election of Nine Director Nominees		FOR each nominee	pages 19 to 28
	Matthew J. Hart Yvette Hollingsworth Clark Cheryl Gordon Krongard Marshall O. Larsen Susan McCaw	Robert A. Milton John L. Plueger Ian M. Saines Steven F. Udvar-Házy
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm		FOR	page 29
Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation		FOR	page 30

2025 Proxy Statement  | Air Lease Corporation | i

2024 Financial and Business Highlights

We delivered strong financial and operational results in 2024. Highlights for the year ended December 31, 2024 include:

REVENUES

$2.7 BILLION

ASSETS

$32.3 BILLION

AIRCRAFT[1]

818

owned, managed & on order

EXPECTED DELIVERY PLACEMENTS

100%

through 2026 on long-term lease

COMMITTED MINIMUM FUTURE RENTAL PAYMENTS[3]

$29.5 BILLION

LEASE UTILIZATION RATE[2]

100%

DEBT TO EQUITY

2.7x

LIQUIDITY[4]

$8.1 BILLION

COMPOSITE COST OF FUNDS

4.14%

SALES PROCEEDS

$1.7 BILLION

PRE-TAX RETURN ON COMMON EQUITY

7.4%

EMPLOYEES

165

(1)  As of December 31, 2024, our owned fleet count included 30 aircraft classified as flight equipment held for sale and 15 aircraft classified as net investments in sales-type leases which were included in “other assets” on our consolidated balance sheet in our Annual Report on Form 10-K for 2024.

(2) Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

(3)  Consists of $18.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $11.2 billion in minimum future rental payments related to aircraft which will deliver between 2025 through 2029.

(4) As of December 31, 2024, and is comprised of unrestricted cash of $472.6 million and undrawn balances under our unsecured revolving credit facility of $7.6 billion.

Aircraft Activity. During the year ended December 31, 2024, we purchased and took delivery of 65 aircraft from our new order pipeline and sold 39 aircraft, ending the year with a total of 489 aircraft in our owned fleet. The weighted average age of our fleet was 4.6 years, and the weighted average lease term remaining was 7.2 years as of December 31, 2024. The net book value of our fleet grew by 7.4%, to $28.2 billion as of December 31, 2024, compared to $26.2 billion as of December 31, 2023, and our lease utilization rate for 2024 was 100%. Our managed fleet was comprised of 60 aircraft as of December 31, 2024, as compared to 78 aircraft as of December 31, 2023.

New Aircraft Pipeline. As of December 31, 2024, we had commitments to purchase 269 aircraft from Airbus and Boeing for delivery through 2029 with an estimated aggregate commitment of $17.1 billion. We have placed 100% of our expected orderbook deliveries on long-term leases for aircraft delivering through the end of 2026 and have placed approximately 62% of our entire orderbook. We ended 2024

ii | Air Lease Corporation | 2025 Proxy Statement

with $29.5 billion in committed minimum future rental payments, consisting of $18.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $11.2 billion in minimum future rental payments related to aircraft which will deliver between 2025 through 2029.

Financing. During 2024, we raised approximately $5.6 billion in committed debt financings, with floating interest rates ranging from one-month SOFR plus 1.02% to one-month SOFR plus 1.40% and fixed interest rates ranging from 5.10% to 5.95%, net of the effects of cross-currency hedging arrangements. Additionally, we ended 2024 with an aggregate borrowing capacity under our revolving credit facility of $7.6 billion and total liquidity of $8.1 billion. As of December 31, 2024, we had total debt outstanding of $20.4 billion, of which 79.0% was at a fixed rate and 97.3% of which was unsecured and, in the aggregate, our composite cost of funds was 4.14%.

Financial Highlights. Our total revenues for the year ended December 31, 2024 increased by 1.8% to $2.7 billion as compared to 2023. The increase in our total revenues was primarily due to an increase in aircraft sales and trading activity and the growth of our fleet, partially offset by a decrease in end of lease revenue of $100.1 million as compared to the prior period, due to fewer aircraft returns during the year ended December 31, 2024, as well as a slight decrease in our lease yields due to the sales of older aircraft with higher lease yields and the purchases of new aircraft with lower initial lease yields. Our net income attributable to common stockholders for the year ended December 31, 2024 was $372.1 million, or $3.33 per diluted share, as compared to $572.9 million, or $5.14 per diluted share, for the year ended December 31, 2023. The decrease compared to the prior year was primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, partially offset by the increase in total revenue as discussed above. In addition, in 2023, we recognized a net benefit of approximately $67.0 million from the settlement of insurance claims under JSC Siberia Airline’s (“S7”, a Russian airline) insurance policies related to four aircraft previously included in our owned fleet and our equity interest in certain aircraft from our managed fleet that were previously on lease to S7. During the year ended December 31, 2024, our adjusted net income before income taxes1 was $574.2 million compared to $733.6 million for the year ended December 31, 2023. Our adjusted diluted earnings per share before income taxes for the full year 2024 was $5.13 compared to $6.58 for the full year 2023. Adjusted net income before income taxes decreased primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, partially offset by the increase in total revenue as discussed above. Our pre-tax return on common equity for the year ended December 31, 2024 decreased to 7.4% as compared to 11.8% in 2023 driven primarily by the decrease in net income attributable to common stockholders discussed above.

Increased Return of Capital. On November 6, 2024, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by 5%, from $0.21 per share to $0.22 per share. This dividend, paid on January 9, 2025, marked our 48th consecutive dividend since we declared our first dividend in 2013 and our twelfth consecutive annual dividend increase over that time.

Workforce Productivity. As of December 31, 2024, we had 165 employees and $32.3 billion of total assets. Per employee, our total revenues, net income attributable to common stockholders, and adjusted

[1]

Our adjusted net income before income taxes and adjusted diluted earnings per share before income taxes exclude the effects of certain non-cash items, such as non-cash deemed dividends for redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future and certain other items, such as net write-offs and recoveries related to our former Russian fleet, and certain other items. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes are measures of financial and operational performance that are not defined by U.S. Generally Accepted Accounting Principles (“GAAP”). See Appendix A for a discussion of adjusted net income before income taxes and adjusted diluted earnings per share before income taxes as non-GAAP measures and a reconciliation of these measures to net income attributable to common stockholders.

2025 Proxy Statement  | Air Lease Corporation | iii

net income before income taxes for the year ended December 31, 2024 were approximately $16.6 million, $2.3 million and $3.5 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 13, 2025, and is available at http://www.airleasecorp.com/investors.

iv | Air Lease Corporation | 2025 Proxy Statement

Board Matrix

Our nine director nominees are highly experienced and possess the necessary skills and balance of perspectives to oversee our unique business. Set forth below is a summary of each director nominee’s qualifications and experience, certain demographical information, as well as their committee membership. More detailed information is provided in each director nominee’s biographical information beginning on page 20.

	Udvar-Házy	Plueger	Milton	Hart	Krongard	Hollingsworth Clark	Larsen	McCaw	Saines

Qualifications and Experience
Executive Leadership Experience	●	●	●	●	●	●	●	●	●
Airline Industry/Aviation Expertise	●	●	●	●	●		●
Financial/Capital Allocation Expertise	●	●	●	●	●		●	●	●
International Experience	●	●	●	●	●	●	●	●	●
Risk Management and Oversight Experience	●	●	●	●	●	●	●	●	●
Other Public Company Board Experience	●	●	●	●	●		●	●	●

Committee Membership

Audit			●			●			●
Nominating & Corporate Governance				●	●		●
Leadership Development & Compensation			●				●	●

Independent
			●	●	●	●	●	●	●
Age
Years	79	70	64	72	69	58	76	62	62

Committee Chair

2025 Proxy Statement  | Air Lease Corporation | v

Executive Compensation Highlights

Retirement as Executive Chairman of Steven Udvar-Házy

On March 13, 2025, Mr. Udvar-Házy announced his retirement from his executive role effective as of the date of the Annual Meeting. If elected at the Annual Meeting, Mr. Udvar-Házy intends to continue to serve on the Board of Directors as the Chairman of the Board until the Company’s 2026 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal.

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a very small team to help drive our profitability.

At the end of 2024, we had total revenues of $2.7 billion and 165 employees, with total compensation expense representing 4.3% of revenues.

We believe that our ratio of employees to total revenue and net income attributable to common stockholders compares favorably to other companies in capital-intensive businesses. The chart below shows our total revenues and net income attributable to common stockholders per employee as of December 31, 2024 as compared to the average of our 2024 custom benchmark group:

COMPENSATION EXPENSE 4.3% 2024 total revenues

vi | Air Lease Corporation | 2025 Proxy Statement

Pay-for-Performance Philosophy

Our executive compensation program is also designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set performance metrics based on our 2024 financial plan, with the goal of aligning our performance-based compensation with the creation of long-term value for our stockholders. In 2024, we made significant changes to our compensation program in response to stockholder feedback. These changes included (i) setting the target metrics in our 2024 annual bonus program above 2023 actual financial results, (ii) significantly increasing the outperformance required to obtain above target payouts on all of the financial metrics included in our 2024 annual bonus program, (iii) almost doubling the required growth for target payout of the book value RSU awards included in our 2024 long-term incentive awards, and (iv) increasing the weighting of the financial metrics in our annual bonus program from 70% to 80%, while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. We had reduced the relative weighting of the financial metrics included in our annual bonus program during the COVID-19 pandemic and our industry’s recovery given the difficulty in forecasting our financial performance during that period. We also kept the substantial majority of our long-term incentive awards tied to performance-based objectives with the relative split between performance and time-based long-term incentive awards for 2024 consisting of 50% Book Value RSUs, 25% TSR RSUs and 25% time-based RSUs.

We believe that our directors’ and employees’ ownership of our stock is critical to alignment with our stockholders. Our employees and independent directors collectively owned approximately 7% of the Company’s outstanding Class A Common Stock as of March 7, 2025.

Compensation Governance

Our leadership development and compensation committee regularly reviews our compensation governance practices to ensure we are incentivizing hard work and high performance while also managing risk. Highlights of our executive compensation program include:

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Manage the use of equity incentives conservatively with a net equity burn rate of less than 1% in 2024
✓	Tally Sheets
✓	Director Stock Ownership Guidelines (5X annual cash retainer)
✓	Executive Officer Stock Ownership Guidelines (6X for CEO and Executive Chairman and 2X for other executives; excludes unvested performance shares)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Annual Compensation Analysis Against Custom Benchmark Group
✓	Clawback Policy in compliance with current NYSE Listing Standards
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Directors or Employee Hedging
x	Executive Officer or Director Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity Awards
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)
x	Equity awards with less than 1-year vesting
x	Uncapped payouts in our incentive plans
x	No liberal share recycling of stock options or stock appreciation rights
x	Stock Option Awards
x	Equity plan evergreen provisions
x	Guaranteed cash incentives, equity compensation or salary increases for NEOs (except upon death or disability)
x	Excessive perquisites or other benefits

2025 Proxy Statement  | Air Lease Corporation | vii

Extensive Stockholder Engagement and Demonstrated Responsiveness

To better understand our investors’ perspectives regarding our executive compensation program as well as a variety of corporate governance and sustainability topics, we engage with our investors throughout the year via individual or group meetings, at industry and bank conferences, as well as through our investor relations team. We believe engagement with our stockholders helps us better understand evolving priorities and perspectives, gives us an opportunity to elaborate upon our initiatives with relevant experts, and fosters constructive dialogue. We take feedback and insights from our engagement with investors into consideration as we review and evolve our business and governance practices and disclosures, and further share them with our Board of Directors and leadership development and compensation committee, as appropriate.

Following a decline in say-on-pay support in 2023, this outreach process was particularly important to us. In 2023 and early 2024, we specifically sought feedback from our stockholders regarding the design of our compensation program, suggestions on how to improve the compensation program from a stockholder viewpoint and ideas on how to enhance the transparency of our disclosure regarding our compensation program and strategy going forward. A summary of what we heard during these engagement sessions, along with the changes we implemented for our 2024 compensation program in response, is below:

Stockholder Concern	Changes Implemented in 2024

Stockholders expressed concern over the goal rigor of metrics in our annual bonus program—specifically, that goals for some metrics were set below prior year actual results

We made significant changes to our annual bonus program for 2024:

(i)  We set the target metrics in our 2024 annual bonus program above 2023 actual financial results;

(ii)   We significantly increased the outperformance required to obtain above target payouts on all of the financial metrics included in our 2024 annual bonus program;

(iii)  We updated the financial metrics in our annual bonus plan to replace adjusted pre-tax margin with adjusted net income before income taxes as we believe this is a better barometer in evaluating the performance of the business on an absolute basis and better reflects the growth and profitability of the business; and

(iv)  We increased the weighting of our financial metrics to reflect a greater importance of these metrics relative to strategic goals.

Stockholders expressed concern over the goal rigor of the book value RSU awards included in our long-term incentive awards	We almost doubled the required growth for target payout of the book value RSU awards included in our 2024 long-term incentive awards.

viii | Air Lease Corporation | 2025 Proxy Statement

Stockholder Concern	Changes Implemented in 2024

Stockholders indicated support for our proposal to return our annual bonus program to pre-pandemic historical financial and strategic goal splits	For our 2024 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 70% to 80%, while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. This weighting is consistent with the weighting of the financial and strategic metrics in our annual bonus plan prior to the pandemic.

Stockholders indicated a desire for more specific goals and target achievement levels for strategic metrics included in our annual bonus program	We updated the strategic metrics in our 2024 annual bonus program to be entirely comprised of metrics that can be quantitatively assessed for achievement and have included disclosure of these goals in this Proxy Statement.

Some stockholders expressed concern over the pay of our Executive Chaiman relative to our CEO	While some stockholders expressed concern over the close proximity of compensation of our Executive Chairman and CEO, many stockholders noted that they look at the quantum of overall executive compensation, and because our overall named executive officer compensation is generally in line with other similarly sized companies, most stockholders indicated our CEO and Executive Chairman compensation structure was not problematic. Additionally, many stockholders acknowledged that our CEO and Executive Chairman compensation structure was appropriate in light of our Executive Chairman’s role in the management of customer and OEM relationships and active, full-time employment with the Company. Finally, as previously disclosed, our Executive Chairman announced his retirement from his executive role effective as of the Annual Meeting.

2025 Proxy Statement  | Air Lease Corporation | ix

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

Proxy Statement for the 2025 Annual Meeting of Stockholders

Our Board of Directors

Members and Meetings of the Board of Directors

The Board of Directors (the “Board of Directors”) of Air Lease Corporation (“we,” “our,” “us,” or the “Company”) is currently composed of nine members: Matthew J. Hart, Yvette Hollingsworth Clark, Cheryl Gordon Krongard, Marshall O. Larsen, Susan McCaw, Robert A. Milton, John L. Plueger, Ian M. Saines, and Steven F. Udvar-Házy. Our directors serve for one-year terms until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors.

Our Board of Directors held 11 meetings in 2024. Each of the director nominees standing for election at the Annual Meeting attended 100% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served in 2024 other than two directors who each attended 91% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served in 2024. We expect, but do not require, our directors to attend the annual meeting of stockholders each year. All of our nine director nominees attended the 2024 annual meeting.

Director Independence

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The Board of Directors has determined that seven of our nine current directors, Mr. Hart, Ms. Hollingsworth Clark, Ms. Krongard, Mr. Larsen, Ms. McCaw, Mr. Milton and Mr. Saines were independent in accordance with NYSE rules during the periods in 2024 and 2025 that such directors served on the Board of Directors. Messrs. Udvar-Házy and Plueger are not independent because they are employees of the Company.

2025 Proxy Statement  | Air Lease Corporation | 1

Board of Directors’ Leadership

The Board of Directors currently has no firm policy as to whether the roles of Chairman of the Board of Directors and Chief Executive Officer should be combined or separate. Instead, our Board of Directors believes that our leadership structure should be considered in the context of our Company’s circumstances at any given time, including company culture, strategic objectives and any challenges we may be facing. Therefore, our Board of Directors evaluates its leadership structure annually to ensure that the most optimal structure is in place for our Company’s needs, which may evolve over time.

Our Corporate Governance Guidelines provide that if the Chairman of the Board of Directors is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. The Board of Directors believes having an independent Lead Director provides an appropriate balance between strong Company leadership and oversight by independent directors. Mr. Udvar-Házy, our founder and former Chief Executive Officer, currently serves as our Executive Chairman of the Board of Directors. As previously disclosed, Mr. Udvar-Házy announced his retirement from his executive role effective as of the Annual Meeting. If re-elected at the Annual Meeting, Mr. Udvar-Házy intends to continue to serve on the Board of Directors as the Chairman of the Board until our 2026 annual meeting of stockholders. While Mr. Udvar-Házy will serve in a non-executive role, he will not satisfy NYSE criteria for “independence” and accordingly, Robert A. Milton will continue to serve as our independent Lead Director. Mr. Udvar-Házy will continue to chair the meetings of the Board of Directors and work closely with Mr. Milton in his role as our independent Lead Director. Mr. Udvar-Házy’s service as Chairman of the Board of Directors allows the Company to benefit from his deep knowledge, industry relationships, and operational experience, while the role of the independent Lead Director helps ensure oversight by an active and involved independent Board of Directors. John L. Plueger, our Chief Executive Officer, also works closely with Mr. Milton in his role as independent Lead Director.

As independent Lead Director, Mr. Milton has the following responsibilities as set forth in our Corporate Governance Guidelines and as requested by the Board of Directors:

•	chair meetings of the non-management or independent directors;

•	call meetings of the non-management or independent directors, if deemed appropriate;

•	provide input on the selection of any new director;

•	lead the annual Board of Directors and committee self-evaluations;

•	meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitate communications between other members of the Board and the Executive Chairman and/or Chief Executive Officer;

•	work with the Chairman of the Board in the preparation of the agenda for each meeting;

•	work with the Chairman of the Board in determining the need for special meetings;

•	otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters of governance and Board performance;

•	report the results of the annual performance evaluation of the Executive Chairman and/or the Chief Executive Officer, to each individual; and

•	be available, as appropriate, for consultations and direct communication with stockholders.

Mr. Milton also serves on each committee of the Board. The Board of Directors believes that Mr. Milton’s extensive aviation industry experience, chief executive officer experience, as well as other board experience make him well suited to serve as its independent Lead Director.

2 | Air Lease Corporation | 2025 Proxy Statement

The Board of Directors believes that the leadership structure with a strong independent Lead Director on the one hand, and knowledgeable and experienced Executive Chairman of the Board of Directors on the other, provides balance and is in the best interest of the Company.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines describe (i) the independent Lead Director’s and the Board of Directors’ responsibilities, (ii) the qualification criteria for serving as a director, including over-boarding limits, (iii) the requirement that a director must offer to resign if the Board has determined that an actual conflict of interest arises with respect to the director which is not waived by the Board or such director fails to receive a majority vote at an annual meeting (with any such resignation being subject to review and acceptance by the full Board of Directors), (iv) the requirement that directors are subject to the Company’s Code of Business Conduct described below in the section titled “The Board of Directors’ Role in Governance Oversight” and (v) the standards for the conduct of meetings and establishing and maintaining committees. In addition, the Guidelines (i) contain a requirement to actively include women and minority candidates in the pool of qualified director candidates from which directors are to be selected, (ii) confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities, (iii) establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines, (iv) charge the leadership development and compensation committee with oversight of management evaluation and succession, and (v) detail the Company’s policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company and clarify our practices regarding communications to our Board of Directors by stockholders and other interested parties.

Our Board of Directors periodically reviews the Guidelines and makes amendments from time to time. The Guidelines are available on our website at www.airleasecorp.com.

Executive Sessions of Non-Employee Directors

As part of the Board of Directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as independent Lead Director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a leadership development and compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

All of the independent members of the Board of Directors are invited to attend all committee meetings and it is the practice of the independent directors to attend the meetings of committees upon which they do not serve. The independent directors believe that their attendance at these meetings enhances their understanding of the business and permits them to more substantively contribute at the meetings of the full Board of Directors.

2025 Proxy Statement  | Air Lease Corporation | 3

Below is a summary of our current committee membership information along with brief descriptions of each committee’s roles and responsibilities:

Audit Committee
Members Mr. Hart (Chair) Ms. Hollingsworth Clark Mr. Milton Mr. Saines All Independent/Financially Literate/Financial Experts(1)	2024 Meetings • Held four meetings • 100% attendance

Responsibilities. The responsibilities of the audit committee include, but are not limited to, overseeing:

•  the integrity of the financial statements of the Company;

•  the independent registered public accounting firm’s qualifications and independence;

•  the performance of our internal audit function and independent registered public accounting firm;

•  our compliance with legal and regulatory requirements;

•  our accounting and system of internal controls;

•  our cybersecurity program; and

•  our overall policies and practices with respect to risk assessment and risk management.

(1)

Our Board of Directors has determined that each member of our audit committee is “financially literate” under applicable rules of the NYSE and is an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, each member of our audit committee also meets the enhanced independence requirements pursuant to Rule 10A-3(b)(i) of the Securities Exchange Act and NYSE rules for purposes of serving on an audit committee.

Nominating and Corporate Governance Committee
Members Mr. Milton (Chair) Mr. Hart Ms. Krongard Mr. Larsen All Independent	2024 Meetings • Held four meetings • 100% attendance

Responsibilities. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things:

•  identify individuals qualified to become a member of our Board and recommend to the Board of Directors candidates to be appointed to fill vacancies and newly created directorships consistent with criteria approved by the Board and as further described under the section titled “Consideration of Director Candidates”;

•  periodically review and recommend changes, as appropriate, to our corporate governance documents;

•  review stockholder proposals submitted in accordance with our bylaws;

•  annually oversee the evaluation of the Board of Directors and its committees; and

•  review and approve all related person transactions in accordance with our Related Persons Transaction Policy.

4 | Air Lease Corporation | 2025 Proxy Statement

Leadership Development and Compensation Committee
Members Ms. Krongard (Chair) Ms. McCaw Mr. Larsen Mr. Milton All Independent(1)	2024 Meetings • Held seven meetings • 100% attendance

Responsibilities. The responsibilities of the leadership development and compensation committee include, but are not limited to:

•  overseeing our overall compensation structure, policies and programs;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and Executive Chairman, reviewing the performance of each such individual in light of those goals and objectives and recommending to the independent directors of the Board the compensation level for each such individual based on this evaluation;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our other named executive officers, reviewing the performance of each such individual in light of those goals and objectives and determining the compensation level for each such individual based on this evaluation and the recommendation of our Chief Executive Officer and/or Executive Chairman;

•  administering, and making recommendations to the Board of Directors with respect to our incentive-compensation and equity-based compensation plans that are subject to Board approval;

•  reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including succession plans relating to positions held by executive officers and making recommendations to the Board regarding the selection of individuals to fill these positions;

•  periodically reviewing the compensation (both cash and equity-based compensation) of non-employee directors for service on the Board and its committees and recommending any changes to the Board for approval;

•  broadly overseeing matters relating to the attraction, motivation, development and retention of employees; and

•  reviewing the risk exposure related to the areas of its responsibility.

(1)

Our Board of Directors has determined that each member of the leadership development and compensation committee satisfies the additional independence requirements specific to compensation committee membership under NYSE rules and qualifies as a “non-employee director” under SEC rules for purposes of serving on a compensation committee. In making this determination, the Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the leadership development and compensation committee.

In fulfilling its responsibilities, the leadership development and compensation committee may delegate to management or to a subcommittee of the leadership development and compensation committee. The leadership development and compensation committee has delegated to the Company’s Executive Chairman and Chief Executive Officer, each of whom is a member of the Board of Directors, the authority to make RSU grants in 2024 and 2025 to employees (at or below the vice president level) on the same

2025 Proxy Statement  | Air Lease Corporation | 5

terms as grants made by the leadership development and compensation committee to other officers on the same level, subject to a cap on both the aggregate number of RSUs approved for issuance by the leadership development and compensation committee and the dollar amount of any individual award.

The leadership development and compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to include the compensation discussion and analysis, and provides an accompanying report to be included in our annual proxy statement. The committee also considers the results of the most recent stockholder advisory vote on executive compensation and to the extent the committee determines it appropriate to do so, takes such results into consideration in connection with its review and approval of executive officer compensation.

In accordance with the leadership development and compensation committee’s charter, the leadership development and compensation committee may retain independent compensation advisors and other management consultants. In 2024, the leadership development and compensation committee retained Exequity LLP (“Exequity”), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for our executive officers and non-employee directors.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Krongard, Ms. McCaw, Mr. Larsen and Mr. Milton served on the leadership development and compensation committee for all of 2024. None of the members of our leadership development and compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the leadership development and compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or leadership development and compensation committee.

The Board and Committee Annual Self-Evaluation

To ensure that the Board of Directors and each Board committee functions effectively, the nominating and corporate governance committee conducts an annual self-evaluation to identify and assess areas for improvement. The written assessment focuses on Board composition and its role, the operation of the Board, the Board’s processes relating to the Company’s strategy, financial position and corporate governance and the function and effectiveness of the Board committees. The independent Lead Director leads the evaluation process which includes collecting the assessment feedback and conducting a one-on-one conversation with each director.

In connection with the one-on-one conversation with each director, the Lead Director asked the directors to discuss several additional questions on critical topics impacting the Company in 2024, including, among other items, the Board’s evaluation of the Company’s financing strategy in light of the elevated interest rate environment, as well as the Company’s risk management strategy in light of ongoing geopolitical instability in certain regions.

The Lead Director discusses the results of the evaluations and feedback received with the non-employee directors in executive session at its February meeting each year, then shares the results with the employee directors and, as necessary, the Board implements resulting recommendations.

6 | Air Lease Corporation | 2025 Proxy Statement

Consideration of Director Candidates

Qualifications of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. Our Board of Directors has established criteria for identifying and evaluating individuals qualified to become members of the Board of Directors, which it uses as a guideline in considering director nominations. The criteria, which are included in our Guidelines, include but are not limited to:

•	The nominee’s reputation for integrity, honesty and adherence to high ethical standards.

•

The nominee’s judgment and independence of thought, financial literacy, leadership experience and a fit of abilities and personality that helps build an effective, collegial, and responsive Board of Directors.

•

The nominee’s demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness and ability to contribute positively to the decision-making process of the Company.

•	The nominee’s commitment to understand the Company and its industry, including its competitors.

•	The absence of conflicting time commitments and the nominee’s commitment to regularly attend and participate in meetings of the Board and its committees.

•

The nominee’s background, knowledge, education, experience, skills, age, and gender, ethnic and geographic diversity. The nominating and corporate governance committee will actively include, and will instruct any search firms utilized to include, women and racial and/or ethnic minority candidates in the pool of potential director candidates from which new directors are selected.

•

The nominee’s interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, creditors and the general public, and to faithfully represent the interests of all stockholders.

•	The impact of the nominee’s appointment on overall Board of Directors balance, breath of experience, collective knowledge, perspective and ability.

The criteria established by the Board of Directors are not exhaustive and the nominating and corporate governance committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a director. The nominating and corporate governance committee reviews and assesses the nomination criteria periodically.

The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

2025 Proxy Statement  | Air Lease Corporation | 7

Stockholder-Recommended Director Candidates

Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate’s name and qualifications to us addressed to our Corporate Secretary (the “Secretary”) at the address for our principal executive office listed on the cover page of this Proxy Statement. Candidates recommended by a stockholder are evaluated in the same manner and using the same criteria as used for any other director candidate.

Stockholders of record seeking to nominate a candidate for election as a director at our annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) or to bring other business before our annual meeting of stockholders, may do so by providing timely notice of their intent in writing by the deadlines specified in our Fourth Amended and Restated Bylaws (the “Bylaws”). For more information, see the section below titled “Stockholder Proposals and Director Nominations for our 2026 Annual Meeting of Stockholders.”

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our independent Lead Director or our independent directors as a group, or any Board committee or any chairperson of any Board committee, by either name or title, may send written communications to the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. All such communications will be opened by the Secretary or his or her designee for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Secretary will forward copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Secretary will not forward junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

8 | Air Lease Corporation | 2025 Proxy Statement

Board of Directors’ Role in the Oversight of the Company’s Governance Practices

The Board of Directors’ Role in Risk Oversight

The Board of Directors has delegated to the audit committee primary responsibility for risk oversight. In accordance with its charter, the audit committee is responsible for monitoring the Company’s policies and practices with respect to risk assessment and risk management. This includes oversight of management’s implementation of the Company’s annual enterprise risk management assessment (the “ERM program”), which is an ongoing, enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks over the short-, intermediate-, and long-term, and to facilitate the incorporation of risk considerations into decision making across the Company. In particular, the annual enterprise risk management assessment clearly defines risk management roles and responsibilities, brings together senior management and the Company’s external auditor to discuss risk, promotes visibility and constructive dialogue around risks relevant to the Company’s strategy and operations, and facilitates appropriate risk response strategies at the Board, committee, and management levels. Under the ERM program, management develops a holistic portfolio of the Company’s enterprise risks by performing targeted risk vulnerability assessments and incorporating information regarding specific categories of risk gathered from the Company’s technical, procurement, treasury, human resources, IT and legal teams, who provide input into this process and are responsible for the day-to-day monitoring, evaluating, reporting, and mitigating of their respective risk categories. The ERM program works in tandem with the Company’s accounting and financial reporting teams to align the risk identification and assessment with the Company’s existing disclosure controls and procedures. The audit committee also meets with representatives of the Company’s independent registered public accounting firm at least quarterly. As needed, the Chair of audit committee escalates issues relating to risk oversight to the full Board of Directors, in a continuous effort to keep the Board of Directors adequately informed of developments that could affect the Company’s risk profile or other aspects of its business. The Board of Directors also considers specific risk topics in connection with strategic planning and other matters.

The audit committee’s risk management oversight also includes oversight of the Company’s cybersecurity program. Throughout the year as needed and on an annual basis, the audit committee receives updates on the cybersecurity program, including in connection with program enhancements, audits of the program, and employee cybersecurity training. Additional risk management oversight by the audit committee includes oversight of the Company’s compliance program. The Company’s compliance program is led by the Company’s General Counsel, Secretary and Chief Compliance Officer, who reports directly to the Company’s Chief Executive Officer. The Company’s General Counsel, Secretary and Chief Compliance Officer meets at least quarterly with the audit committee and Board of Directors to report on key ethics and compliance risks facing the Company and provides an annual compliance program update to the audit committee.

The Board of Directors has delegated to the leadership development and compensation committee oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the committee’s review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The leadership development and compensation committee periodically discusses any compensation risk-related concerns with senior management and with its independent compensation consultant. The Chair of the committee reports to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

2025 Proxy Statement  | Air Lease Corporation | 9

The leadership development and compensation committee also provides oversight with respect to risks related to the Company’s leadership development and human capital management. This is accomplished through regular involvement by the committee with senior management in matters relating to the attraction, motivation, development and retention of employees.

The Board of Directors retains oversight of the risks related to corporate governance and sustainability practices that are not specifically delegated to the audit and leadership development and compensation committees, including environmental risks as discussed below. The Board of Directors has retained direct oversight of environmental risks in light of the Company’s core business strategy of focusing on the replacement market to assist airlines looking to replace aging aircraft with new, modern technology, fuel efficient jet aircraft.

The Board of Directors believes that its governance structure supports the Board’s role in risk oversight. With the exception of environmental risk oversight conducted by the full Board of Directors, independent directors chair each of the Board committees responsible for risk oversight and the Company’s independent Lead Director facilitates communication between senior management and directors.

The Board of Directors’ Role in Governance Oversight

The Board of Directors regularly reviews developing governance practices and, when appropriate, implements enhancements to our governance practices. Each year, the Board of Directors dedicates time to discuss the business and competitive environment and evaluate the Company’s strategic goals and direction. Thereafter, the Board of Directors has ongoing discussions of these topics at its regular meetings. We maintain governance practices that we believe establish meaningful accountability for our company and our Board, including:

•	All Directors except Executive Chairman and Chief Executive Officer are Independent

•	All Standing Board Committees Comprised Entirely of Independent Directors

•	Independent Lead Director with Clearly Defined Role and Responsibilities

•	Commitment to Board Diversity

•	Majority Vote Standard for Director Elections With Mandatory Director Resignation if Not Elected

•	All Directors Elected on an Annual Basis

•	Annual Board and Committee Evaluations

•	All Audit Committee Members are Financial Experts

•	Focus on Critical Risk Oversight Role

•	Ongoing Board Succession Planning - Management and Board Dialogue to Ensure Successful Oversight of Succession Planning

•	Active Board Oversight of the Company’s Governance

•	Robust Director and Executive Officer Stock Ownership Guidelines

•	Prohibition on Short Sales, Transactions in Derivatives and Hedging of Company Stock by Directors and all Employees

•	Prohibition on Pledging of Company Stock by Directors and Executive Officers

•	Clawback Policy for Executive Compensation in compliance with current NYSE Listing Standards

•	All Independent Directors are Invited to Attend Meetings of Committees they are not Members of and Regularly Attend those Meetings

10 | Air Lease Corporation | 2025 Proxy Statement

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations given our worldwide operations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of company resources. We encourage all employees to report concerns or wrongdoing. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

The Board of Directors’ Role in Leadership Development and Succession Planning

The Company’s leadership is comprised of a small number of talented individuals, with extensive industry experience, capable of managing a capital-intensive business responsibly to drive our profitability and growth. At the end of 2024, we had total assets of $32.3 billion and 165 full-time employees. Our Board of Directors recognizes that human capital management is critical to our success and is actively engaged on overseeing it.

The leadership development and compensation committee is actively involved in reviewing and evaluating the Company’s programs and practices related to leadership development and human capital management, including reviewing succession plans relating to positions held by our Chief Executive Officer and other members of senior management, and making recommendations to the Board regarding the selection of individuals to fill these positions as appropriate. While the leadership development and compensation committee has the primary responsibility to develop succession plans for our Chief Executive Officer and other members of senior management, it regularly reports back to the full Board of Directors and decisions are made at the Board level.

Annually, our Chief Executive Officer and Executive Chairman report to the leadership development and compensation committee on succession planning for other senior executive positions. Our Board of Directors also maintains an emergency Chief Executive Officer succession plan which will become effective in the event our Chief Executive Officer becomes unable to perform his duties in order to minimize potential disruption to our business and operations.

The Board of Directors and the leadership development and compensation committee also regularly engage with senior management, including human resources, on a broad range of human capital management matters. Engagement is focused on our culture, succession planning, compensation (including pay equity), benefits, talent development and recruiting, employee retention, and workplace culture and inclusion. We strive to cultivate an environment where all our employees can succeed and seek out partners that uphold our ethical standards. We aim to support the communities in which we do business, as well as educational and charitable organizations within the aviation industry. Some of the highlights from our human capital and social initiatives include:

•

We pride ourselves on our comprehensive benefits package, which is annually benchmarked in the 90th percentile of coverage for similarly sized companies. Our benefits package includes various employee assistance programs that provide wellness benefits.

•

We offer competitive compensation to our employees worldwide. All of our U.S. employees, and, to the extent permissible, those outside the U.S., are eligible to participate in our long-term stock-based incentive plan.

2025 Proxy Statement  | Air Lease Corporation | 11

•	We are building a diverse organization that respects and encourages different backgrounds and experiences. As of December 31, 2024, 39% of our employees were multicultural and 52% were female.

•

We have codes and policies in place which outline expectations for our employees and the companies with which we do business, such as a Code of Business Conduct and Ethics, Supplier Code of Conduct, Anti-Corruption Policy, and Human Rights Policy.

•

We support and pay for training and education programs that provide continual improvement for our employees, including continuing education, leasing seminars, and conferences related to the employee’s role in the Company.

•

We require all employees to participate in our training programs, including anti-harassment, compliance and cybersecurity. From time to time, outside experts are brought in to provide supplemental training on topical subjects.

•	We require all employees to participate in training focused on promoting equity in the workplace.

•	We support various charitable causes with both financial and human resources to advance aviation, education and humanitarian assistance.

The Board of Directors’ Role in Environmental Risk Oversight

Since our inception, our strategy has been to invest in the most modern, fuel-efficient, new technology commercial aircraft. We believe focusing on these priorities aligns us with our airline customers’ need to replace ageing aircraft in their fleets with aircraft that offer reduced fuel consumption, emissions and noise.

•

As of December 31, 2024, we had 489 aircraft in our owned fleet. Our flight equipment subject to operating leases had a weighted average age of 4.6 years, making it approximately 8 years younger than the average of the world’s fleet of commercial passenger aircraft.

•	As of December 31, 2024, our orderbook was comprised of 269 of the most environmentally friendly commercial aircraft available.

•

The new aircraft we have on order from the manufacturers are generally 20% to 25% more fuel-efficient than those they will replace, as shown in the chart below, and have a significantly smaller noise footprint.

Source: Boeing & Airbus 2024. Aircraft comparisons: A220-300 compared to A319ceo. A320neo compared to A320ceo. A321neo compared to A321ceo. A330-900neo compared to B767-300ER. A350-900 compared to B777-200ER. A350-1000 compared to B777-300ER. 737-8 compared to 737NG (no winglet). 787 compared to 767-300ER. 737-8 is 20% lower and 737-9 is 21% lower. 787-9 and 787-10 are both 25% lower. A320neo is 20% lower, A321neo is 22% lower. A350-900 and A350-1000 are both 25% lower.

12 | Air Lease Corporation | 2025 Proxy Statement

•	Our headquarters in Los Angeles are located in a LEED GOLD certified building.

Our CEO leads our environmental sustainability efforts and reports regularly to the Board of Directors on these matters. Working collaboratively with key functions within the Company and our Corporate Responsibility Committee, our CEO and other senior-level executives assess and manage our climate-related risks. They regularly engage with our customers on environmental sustainability topics and concerns as well as with our suppliers, including Airbus and Boeing and the major aircraft engine manufacturers, to develop the next generation aircraft that reduce fuel consumption, emissions and noise, which we believe are vital to helping our airline customers meet their sustainability goals over time. They also participate in industry events to highlight the importance of the aviation industry’s sustainability efforts and need for industry-wide improvement.

Environmental sustainability continues to be a focus of the investor community and our stakeholders. During 2024, we continued to discuss these matters with our stakeholders, including environmental topics and continued to include Scope 1 and Scope 2 emissions in our annual Corporate Responsibility Report.

In addition to engagement with our stakeholders, our Board of Directors actively oversees our climate-related risks and opportunities, which are included as an agenda item at every quarterly Board of Directors meeting, with a more focused environmental risk review at our annual Board of Directors strategy session. In addition, for 2024, our Board of Directors included a sustainability metric in our annual bonus plan related to the number of newest generation aircraft in our fleet.

Our Corporate Responsibility Committee is comprised of our CEO, who leads it, our chief financial officer, general counsel, a senior member of our marketing department, senior members of our finance department, and the heads of human resources and investor relations. The Corporate Responsibility Committee meets at least quarterly to guide our sustainability programs and related disclosures.

Certain Relationships and Related Person Transactions

Our Board of Directors has adopted a written Related Person Transaction Policy that is intended to comply with Item 404 of Regulation S-K. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Person Transaction”). For purposes of the policy, a related party is any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members.

Under our Related Person Transaction Policy, the nominating and corporate governance committee is responsible for reviewing and approving each Related Person Transaction. In determining whether to approve a Related Person Transaction, the nominating and corporate governance committee will consider the relevant facts and circumstances of the Related Person Transaction available to the nominating and corporate governance committee and to take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms comparable to those available to an unaffiliated third party or to employees generally under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a Related Person Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it does not require review by the nominating and corporate governance committee and shall be deemed to be pre-approved even if the amount involved exceeds $120,000.

2025 Proxy Statement  | Air Lease Corporation | 13

No member of the nominating and corporate governance committee who is a related party is permitted to vote on the approval or ratification of their own Related Person Transaction, but may, if requested by other members of the nominating and corporate governance committee, participate in some or all of the nominating and corporate governance committee’s discussions of the Related Person Transaction. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction. We did not have any Related Person Transactions (other than pre-approved transactions) during 2024.

14 | Air Lease Corporation | 2025 Proxy Statement

Board Compensation and Stock Ownership

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the leadership development and compensation committee. The committee periodically reviews the cash and equity-based award compensation of non-employee directors serving on the Board and its committees. The leadership development and compensation committee’s independent compensation consultant, Exequity, assists in this review, including obtaining market information, annually benchmarking our director compensation and designing various aspects of our compensation program for directors. After its review, the committee recommends any changes to the Board of Directors for approval. Directors who are also employees of the Company (currently Messrs. Udvar-Házy and Plueger) do not receive any additional compensation for their service as a director. As previously disclosed, Mr. Udvar-Házy announced his retirement from his executive role effective as of the Annual Meeting. If re-elected at the Annual Meeting, Mr. Udvar-Házy intends to continue to serve on the Board of Directors as the Chairman of the Board until our 2026 annual meeting of stockholders. As Chairman, Mr. Udvar-Házy will receive compensation as a non-employee director during his new term commencing at the Annual Meeting, including the annual cash retainer and other cash fees and the annual equity grant in the value of $130,000 disclosed below. In addition to the compensation disclosed below, the Board has determined to also provide an additional annual cash retainer of $50,000 for Mr. Udvar-Házy’s service as Chairman of the Board.

Annual Cash Retainer and Other Cash Fees

Cash retainers under our non-employee director compensation program for 2024 consisted of:

Retainer Type	Annual Cash Compensation

Annual Board Retainer	$ 80,000

Committee Member Retainer

• Audit	$ 15,000

• Leadership Development and Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Additional Retainer for Committee Chair

• Audit	$ 20,000

• Leadership Development and Compensation	$ 10,000

• Nominating and Corporate Governance	$ 10,000

Additional Retainer for Lead Independent Director	$ 50,000

There has been no change in our retainer fees since 2012. All cash retainers are paid quarterly and prorated based on the number of days that a director serves in the applicable capacity.

A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year, or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year. We paid a total of $3,000 to each of our non-employee directors for attending additional meetings in 2024.

2025 Proxy Statement  | Air Lease Corporation | 15

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Independent Director of the Board. No per diem fees were paid in 2024.

As a matter of policy, each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of RSUs to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $130,000. There has been no change in the dollar value of the equity awards since May 2019, when we increased the aggregate value of the Annual Director Grant from $120,000 to $130,000.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the director’s service terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the director’s service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2023 Equity Incentive Plan or any successor plan.

Each director has the option to defer receipt of his or her Annual Director Grant shares beyond the one-year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided, that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. After the applicable vesting date, deferred RSUs receive dividend equivalents which are reinvested in additional RSUs based on the closing price of the Company’s Class A Common Stock on the date dividends are paid.

On May 3, 2024, each non-employee director received an Annual Director Grant.

Expense Reimbursement/Other Arrangements

We reimburse directors for travel and lodging expenses incurred in connection with their attendance at meetings and other expenses incurred in connection with their service to the Company. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and Bylaws, subject to certain requirements and limitations.

16 | Air Lease Corporation | 2025 Proxy Statement

Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of the Company during 2024.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Mr. Hart	128,000	130,000	258,000

Ms. Hollingsworth Clark	98,000	130,000	228,000

Ms. Krongard	113,000	130,000	243,000

Mr. Larsen	103,000	130,000	233,000

Ms. McCaw	93,000	130,000	223,000

Mr. Milton	178,000	130,000	308,000

Mr. Saines	98,000	130,000	228,000

(1)

Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees, committee member fees, any additional committee chair fees and any additional meeting fees.

(2)

Stock Awards: On May 3, 2024, each non-employee director was granted an Annual Director Grant of 2,528 RSUs which vest in full on May 3, 2025. The dollar amounts shown for the Annual Director Grants to Mses. Krongard, McCaw and Hollingsworth Clark, and Messrs. Hart, Larsen, Milton and Saines reflect $51.41 per share, which is the grant date fair value of one share of Class A Common Stock computed in accordance with FASB ASC Topic 718. Each RSU represents a contingent right to receive one share of our Class A Common Stock. Except as described above, none of our non-employee directors held any unvested RSUs as of December 31, 2024. As of December 31, 2024, our non-employee directors held the following vested RSUs:

Name	Number of RSUs
Mr. Hart	—
Ms. Hollingsworth Clark (a)	3,251
Ms. Krongard (a)	25,678
Mr. Larsen (a)	33,651
Ms. McCaw (a)	15,500
Mr. Milton	—
Mr. Saines (a)	33,651

(a)	Amount includes accrued dividend equivalents in connection with the deferral of certain Annual Director Grants of RSUs. Fractional shares have been rounded to the nearest whole share.

Director Stock Ownership Guidelines

Our Board of Directors has adopted robust stock ownership guidelines for all non-employee directors which requires all non-employee directors to maintain ownership of Class A Common Stock equivalents with an aggregate market value equal to five times the amount of the then current annual cash retainer fee for service on our Board of Directors (but not including any additional retainer paid as a result of service as a committee chair or committee member). Each non-employee director has five years from the time he or she is appointed to the Board of Directors to achieve the required ownership threshold. For a non-employee director, Class A Common Stock equivalents includes (i) shares of Class A Common Stock

2025 Proxy Statement  | Air Lease Corporation | 17

beneficially owned by the director (including shares held by his or her immediate family members or held in trust), (ii) shares of Class A Common Stock underlying vested RSUs (including dividend equivalent rights for any deferred awards), and (iii) shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time-based vesting only. As of March 7, 2025, all of our non-employee directors were in compliance with the ownership guidelines. The table below sets forth the ownership of Class A Common Stock equivalents held by our independent directors under the guidelines as of such date:

Target Ownership			Actual Ownership

Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Non-employee Director	Multiple of Annual Retainer(1)	Value of Shares held by Director(1)

$ 80,000	5x	$ 400,000	Mr. Hart	33x	$ 2,639,984

			Ms. Hollingsworth Clark	13x	$ 1,032,359

			Ms. Krongard	32x	$ 2,569,137

			Mr. Larsen	28x	$ 2,261,627

			Ms. McCaw	16x	$ 1,280,846

			Mr. Milton	27x	$ 2,181,581

			Mr. Saines	30x	$ 2,365,457
(1)

Based on the closing price of the Company’s Class A Common Stock on March 7, 2025. Includes Class A Common Stock equivalents held by the applicable director as of March 7, 2025, as calculated under our stock ownership guidelines.

18 | Air Lease Corporation | 2025 Proxy Statement

Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Yvette Hollingsworth Clark, Ms. Cheryl Gordon Krongard, Mr. Marshall O. Larsen, Ms. Susan McCaw, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her earlier death, disqualification, resignation or removal.

Each of the director nominees named below is currently a director and was elected at the annual meeting of stockholders held on May 3, 2024. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, other than the Board has determined to nominate and recommend Mr. Udvar-Házy for election as a director at the Annual meeting to serve as Chairman of the Board pursuant to the terms of Mr. Udvar-Házy’s Letter Agreement described under “Letter Agreement, Ireland Employment Agreement and Severance Agreement with Mr. Udvar-Házy”. There are no family relationships among any of our directors or executive officers. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these nominees become unable or unwilling to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board of Directors in its discretion reduces the number of directors constituting our Board. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the director nominees will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Vote Required:

Under our Bylaws, a director nominee will be elected to the Board of Directors by a majority of the votes cast, meaning the number of votes cast “FOR” such nominee’s election must exceed the number of votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election because they are not treated as votes cast.

Under Delaware law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Guidelines provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board of Directors. The nominating and corporate governance committee will then make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

Recommendation:

The Board of Directors recommends that you vote FOR the election of each director nominee set forth below.

2025 Proxy Statement  | Air Lease Corporation | 19

A summary of each nominee’s principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 72 Director since May 2010

Board Committees:

•	Audit (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships:

•	Director, American Airlines Group Inc.

•	Independent Chairperson, AMH (formerly American Homes 4 Rent)

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the Chief Financial Officer of two Fortune 500 companies, and his current service on the boards of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

20 | Air Lease Corporation | 2025 Proxy Statement

Yvette Hollingsworth Clark Executive Vice President and Global Chief Compliance Officer, State Street Corporation Age: 58 Director since May 2021

Board Committees:

•	Audit

Other Current Public Company Directorships:

•	None

Ms. Hollingsworth Clark is currently Executive Vice President and Global Chief Compliance Officer of State Street Corporation, a position she has held since October 2022. Prior to joining State Street Corporation, Ms. Hollingsworth Clark was Senior Director, Trust—Global Head of Compliance at Google LLC from October 2021 to October 2022. Prior to joining Google LLC, Ms. Hollingsworth Clark was President and CEO of Hollingsworth Compliance Consulting, LLC, a risk management and advisory firm. Ms. Hollingsworth Clark has held progressive leadership roles in financial services as Executive Vice President & Regulatory Innovation Officer with Wells Fargo & Company, as Managing Director & Global Head of Financial Crimes at Barclays Corporate & Investment Bank, and Managing Director and North America Anti-Money Laundering Regional Compliance Head with Citigroup. Prior to her private sector roles, Ms. Hollingsworth Clark was a regulator with the Federal Reserve System for approximately 10 years. Ms. Hollingsworth Clark serves on the board of Diligent Corporation, a private company. Additionally, she is a member of the Executive Leadership Council and the International Women’s Forum.

Qualifications:

Ms. Hollingsworth Clark has extensive experience and knowledge of financial risk management as well as corporate governance and regulatory compliance. She provides our Board of Directors with key insights with respect to financial risk management and the banking industry.

2025 Proxy Statement  | Air Lease Corporation | 21

Cheryl Gordon Krongard Private Investor Age: 69 Director since December 2013

Board Committees:

•	Leadership Development and Compensation (Chair)

•	Nominating and Corporate Governance

Other Current Public Company Directorships:

•	None

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of Xerox Holdings Corporation from 2017 until May 2022, a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc., and as a director of Legg Mason, Inc. from 2006 until July 2017. Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard also has significant compensation, finance, and corporate governance experience acquired through her service on the boards and committees of other publicly traded companies. Her strategic planning experience and airline experience gained as a director of a public company are key resources to our Board of Directors for financial investments and business strategy.

22 | Air Lease Corporation | 2025 Proxy Statement

Marshall O. Larsen Retired Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 76 Director since May 2014

Board Committees:

•	Nominating and Corporate Governance

•	Leadership Development and Compensation

Other Current Public Company Directorships:

•	None

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002 and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen served as a director of Becton, Dickinson and Company from September 2007 until January 2024, a director of Raytheon Technologies Corporation from 2012 until April 2022, and a director of Lowe’s Companies, Inc. from 2004 until his retirement in May 2019. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Dean’s Advisory Council for the Mitch Daniels School of Business at Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly traded company for nine years, including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefit the discussions of our Board of Directors.

2025 Proxy Statement  | Air Lease Corporation | 23

Susan McCaw President of SRM Capital Investments Age: 62 Director since November 2019

Board Committees:

•	Leadership Development and Compensation

Other Current Public Company Directorships:

•	Lionsgate Entertainment Corp.

•	Lionsgate Studios Corp.

Ms. McCaw is currently the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was a Principal at Robertson Stephens & Company, a San Francisco-based investment bank, and an Associate in Robertson Stephens Venture Capital Group. Ms. McCaw started her career as a business analyst at McKinsey & Company in New York and Hong Kong. Ms. McCaw serves on the boards of several not-for-profits. She is board chair of the Hoover Institution as well as the Knight-Hennessy Scholars Global Advisory Board. In addition, she is a board member of the Ronald Reagan Presidential Foundation and Library and is a founding board member of the Malala Fund for Girls Education. She is a former member of Harvard Business School’s Board of Dean’s Advisors and is Trustee Emerita of Stanford University.

Qualifications:

Ms. McCaw brings deep experience and relationships in global business and capital markets to the Board of Directors through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the Board of Director’s oversight of the Company’s business.

24 | Air Lease Corporation | 2025 Proxy Statement

Robert A. Milton Retired Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 64 Director since April 2010

Board Committees:

•	Audit

•	Leadership Development and Compensation

•	Nominating and Corporate Governance (Chair)

Other Current Public Company Directorships:

•	Spirit Aviation Holdings, Inc.

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests (“ACE”) from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was the Chairman of Air Canada from 2004 until 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. Mr. Milton was a director of Breeze Aviation Group, Inc., the holding company of Breeze Airways from June 2020 to August 2024, a director of Cathay Pacific Airways Limited from May 2019 to May 2022 and non-executive chairman of United Continental Holdings, Inc. from April 2016 to April 2018. Mr. Milton is a trustee of the Georgia Tech Foundation, a Director (Emeritus) of the Smithsonian Air and Space Museum and served as Chair of the International Air Transport Association’s Board of Governors from 2005 to 2006.

Qualifications:

Mr. Milton’s extensive experience in the aviation industry, including his many years with Air Canada, and his past service on the board of directors of several airlines, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton’s many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton’s management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

2025 Proxy Statement  | Air Lease Corporation | 25

John L. Plueger Chief Executive Officer and President of Air Lease Corporation Age: 70 Director since April 2010

Other Current Public Company Directorships:

•	Spirit AeroSystems Holdings, Inc.

Mr. Plueger has served as our Chief Executive Officer and President since July 2016 and previously served as our President and Chief Operating Officer from March 2010 until July 2016. Mr. Plueger has more than 37 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation (“ILFC”) where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger’s professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and an FAA Airline Transport Pilot, with multiple jet type ratings and instructor ratings. Mr. Plueger is a member of the Pepperdine University Board of Regents and a director (Emeritus) of the Smithsonian National Air and Space Museum.

Qualifications:

Mr. Plueger has more than 37 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

26 | Air Lease Corporation | 2025 Proxy Statement

Ian M. Saines Private Investor Age: 62 Director since June 2010

Board Committees:

•	Audit

Other Current Public Company Directorships:

•	Macquarie Bank Limited

Mr. Saines is engaged in private investment activities. He was the Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm, from March 2015 to November 2019. From December 2013 to March 2015, he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently Deputy Chair of the United States Study Centre at the University of Sydney and a director of New South Wales Treasury Corporation (TCorp), the organization that provides investment management, debt and other risk management services and advice to the New South Wales public sector. Mr. Saines also serves a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in investment and commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

2025 Proxy Statement  | Air Lease Corporation | 27

Steven F. Udvar-Házy Executive Chairman of the Board of Directors of Air Lease Corporation Age: 79 Director since February 2010

Other Current Public Company Directorships:

•	None

Mr. Udvar-Házy has served as our Executive Chairman of the Board of Directors since July 2016 and previously served as our Chairman and Chief Executive Officer from our launch in February 2010 until July 2016. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy currently serves as a senior strategic advisor to the Board of Directors of SkyWest, Inc., where he served as Lead Director of the Board of Directors until May 2022. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 45 years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 50 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

28 | Air Lease Corporation | 2025 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

We are seeking stockholder ratification of our appointment of KPMG LLP (“KPMG”), as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2025. During 2024, KPMG served as our independent public accounting firm and provided certain other audit-related services as described in this Proxy Statement under “Independent Auditor Fees and Services.” Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. As a result, this is a non-binding vote. If KPMG’s appointment is not ratified, the audit committee may reconsider whether or not to retain KPMG. Even if KPMG’s appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Vote Required:

Approval of the ratification of KPMG as our independent registered public accounting firm for 2025 requires the affirmative vote of a majority of the shares of Class A Common Stock present or represented, and entitled to vote on the proposal, at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Recommendation:

The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent registered public accounting firm for 2025.

2025 Proxy Statement  | Air Lease Corporation | 29

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section titled “Executive Compensation” in this Proxy Statement. For 2024, our named executive officers include Mr. Plueger, our Chief Executive Officer and President, Mr. Udvar-Házy, our Executive Chairman of the Board of Directors, and the three other current executive officers of the Company named in the tables that appear in the “Executive Compensation” section. This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business, to align pay with the attainment of operational and financial goals established by the leadership development and compensation committee and to create long-term value for our stockholders. The leadership development and compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team focused on growing the long-term value of the Company. We believe having a small, highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled “Executive Compensation—Compensation Discussion and Analysis,” which contains a detailed description of the design of our executive compensation program and describes how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled “Executive Compensation.”

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Exchange Act. The leadership development and compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our stockholders throughout the year in connection with their annual evaluation.

Consistent with the recommendation of the Board of Directors and the majority of votes cast at our 2024 annual meeting of stockholders, our current policy is to provide our stockholders with an advisory Say-on-Pay vote on an annual basis. It is expected that the next advisory Say-on-Pay vote will be held at the 2026 annual meeting of stockholders.

Vote Required:

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

Recommendation:

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of our named executive officer compensation.

30 | Air Lease Corporation | 2025 Proxy Statement

Leadership Development and Compensation Committee Letter

Dear Fellow Stockholder,

Each year, the leadership development and compensation committee conducts the important task of evaluating the design of our executive compensation program to ensure it continually drives performance against important business priorities and aligns with the interests of our stockholders. The leadership development and compensation committee remains deeply focused on ensuring our compensation program reflects our pay-for-performance philosophy. In keeping with this mission and in response to stockholder feedback, we made significant changes to our 2024 executive compensation program, including substantially increasing the goal rigor of metrics underlying our annual bonus program and long-term book value RSU awards, increasing in the weighting of financial performance metrics in our annual bonus program, and updating the strategic metrics in our annual bonus program so that they are entirely comprised of metrics that can be quantitatively assessed. More information about these changes can be found in the Compensation Discussion and Analysis section of this Proxy Statement under “Executive Compensation Stockholder Outreach and Program Refinements” beginning on page 38.

Looking back over the last year, 2024 was a strong year for our business. The Company delivered record total revenues amidst a difficult operating environment that included persistently high interest rates and significant, continuing OEM delivery delays. We ended the year with total revenues per employee and net income attributable to common stockholders per employee of $16.6 million and $2.3 million, respectively, which we believe demonstrates the productivity of our small 165-employee team. As a result, our executive compensation program reflects our strong performance for the year, achieving a total company performance factor for awards under our annual cash bonus plan of 114%.

We remain committed to setting rigorous incentive targets each year that will reward executives for delivering strong performance over both the short term and long term. We also believe that continued engagement with our stockholders is a vital component of our compensation program and encourage you to continue to reach out with any questions or feedback related to our compensation program.

Sincerely,

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

Leadership Development and Compensation Committee members

2025 Proxy Statement  | Air Lease Corporation | 31

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs (as defined below) in 2024.

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) discusses executive compensation for the following named executive officers (“NEOs”) for 2024:

Named Executive Officers		Role

John L. Plueger	Chief Executive Officer and President	Mr. Plueger is responsible for overseeing the Company’s overall day-to-day management and the Company’s strategic direction

Steven F. Udvar-Házy(1)	Executive Chairman of the Board	Mr. Udvar-Házy serves in a full-time executive role focused mainly on overseeing customer relationships and transactions and our OEM relationships

Grant A. Levy	Executive Vice President, Marketing and Commercial Affairs	Mr. Levy is the co-head of our manufacturer relations group, which negotiates our aircraft and engine purchases with the airframe and engine manufacturers

Carol Forsyte	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	Ms. Forsyte is responsible for overseeing all aspects of the Company’s legal operations, including corporate governance and compliance matters

Gregory B. Willis	Executive Vice President and Chief Financial Officer	Mr. Willis is responsible for overseeing all aspects of the Company’s finance function. This includes developing and maintaining key relationships with the Company’s debt and equity investors, banks and credit rating agencies. Mr. Willis also oversees the Accounting, Treasury, Managed Business, Tax, Investor Relations and Information Technology functions within the Company

(1)

On March 13, 2025, Mr. Udvar-Házy announced his retirement from his executive role effective as of the date of the Annual Meeting. If elected at the Annual Meeting, Mr. Udvar-Házy intends to continue to serve on the Board of Directors as the Chairman of the Board until the Company’s 2026 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal.

32 | Air Lease Corporation | 2025 Proxy Statement

Compensation Philosophy: Pay for Performance

Pay for performance is an essential element of our compensation philosophy. Our executive compensation program is designed for a company with a small team of talented individuals with extensive industry experience who manage and lead a highly capital-intensive business. We do this by tying compensation to the achievement of performance metrics based on our 2024 financial plan that promote the creation of stockholder value and by designing compensation to reward and retain our small number of high-caliber executives in a competitive market. This balancing of objectives is demonstrated by the substantial portion of our executives’ compensation that is variable and at risk based on individual and Company performance. The charts below illustrate the allocation of 2024 compensation components at target for our CEO, Executive Chairman and other NEOs as a group:

In addition, all of our employees in the U.S. (and to the extent permissible outside the U.S.) are eligible to receive RSUs and our employees and independent directors own approximately 7% of our outstanding Class A Common Stock as of March 7, 2025. We believe that this significant ownership by our employees and independent directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

2025 Proxy Statement  | Air Lease Corporation | 33

Our compensation structure and pay for performance philosophy have incentivized our 165-employee team to deliver outstanding long-term performance at a very low cost to stockholders. In 2024, our entire compensation expense for all employees represented just 4.3% of revenues. The chart below shows our total revenues and net income attributable to common stockholders per employee as of December 31, 2024 as compared to the average of our 2024 custom benchmark group:	COMPENSATION EXPENSE 4.3% 2024 total revenues

Business Overview and Strategy

Business Overview

We are a leading aircraft leasing company founded by aircraft leasing industry pioneer, Steven F. Udvar-Házy. We are principally engaged in purchasing the most modern, fuel-efficient new technology commercial jet aircraft directly from aircraft manufacturers, such as Airbus and Boeing, and leasing those aircraft to airlines throughout the world with the intention to generate attractive returns on equity. As of December 31, 2024, we had 489 aircraft in our owned fleet and we had commitments to purchase 269 aircraft from Airbus and Boeing for delivery through 2029. In addition to our leasing activities, we sell aircraft from our fleet to third parties, including other leasing companies, financial services companies, airlines and other investors. We also provide fleet management services to investors and owners of aircraft portfolios for a management fee. As of December 31, 2024, we had 60 aircraft in our managed fleet. Our operating performance is driven by the growth of our fleet, the terms of our leases, the interest rates on our debt, and the aggregate amount of our indebtedness, supplemented by gains from aircraft sales and our management fees. We have relationships with over 200 airlines across 70 countries, and as of December 31, 2024, our globally diverse customer base was comprised of 116 airlines in 58 countries.

34 | Air Lease Corporation | 2025 Proxy Statement

Strategy for Value Creation

Our strategy is primarily to purchase new commercial aircraft directly from aircraft manufacturers and lease those aircraft to airlines throughout the world, while prioritizing strong financial management and a conservative capital structure. We believe this strategy will continue to generate sustainable growth and attractive returns on equity over the long term.

Strategy for Value Creation

Aircraft Acquisition

•  Focus on purchasing the most in-demand and widely distributed, modern technology, fuel-efficient aircraft

•  We believe our orderbook provides us with a key competitive advantage by giving us access to a steady pipeline of attractively priced new aircraft purchased directly from manufacturers and strong visibility into growth and revenue streams

Aircraft Leasing	• Prioritize long-term contracted cash flows: ○ Manage customer concentrations by geography and region ○ Enter into long-term leases with staggered maturities ○ Balance exposure by aircraft type

Aircraft Sales

•  Supplement our liquidity and net income

•  Help to maintain a young aircraft portfolio by selling aircraft, typically at the end of the first third of their expected useful life

•  Represent a critical part of the investment cycle and we aim to achieve strong gains on aircraft sales, demonstrating the value of our strategy of purchasing aircraft at low prices directly from the OEMs

Fleet Management	• Provide fleet management services that further bolster market intelligence and provide strong insight into market trends and future aircraft demands

Financial Management

•  Aim to achieve a conservative capital structure:

○   Strong balance sheet with substantial liquidity of $8.1 billion*

○   Low debt/equity target of 2.5x

○   High fixed rate debt target of 80%

○   Large unencumbered asset base of approximately $30.2 billion*

Return on Equity	• We aim to grow our business efficiently and profitably, generating strong returns on equity for our common stockholders

Return of Capital	• Maintain a balanced approach to capital allocation which includes returning capital to stockholders through dividends as well as regular evaluation of share repurchases, as appropriate

*

Information as of December 31, 2024. Liquidity consists of unrestricted cash plus undrawn balances under our unsecured committed revolving credit facility. Unencumbered asset base consists of unrestricted cash plus unencumbered flight equipment plus deposits on flight equipment purchases plus certain other assets.

2025 Proxy Statement  | Air Lease Corporation | 35

2024 Performance Highlights

In 2024, we continued to execute on our operational strategy which is designed to drive long-term stockholder value.

(1)  As of December 31, 2024, our owned fleet count included 30 aircraft classified as flight equipment held for sale and 15 aircraft classified as net investments in sales-type leases which were included in “other assets” on our consolidated balance sheet in our Annual Report on Form 10-K for 2024.

(2) Lease utilization rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

(3)  Consists of $18.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $11.2 billion in minimum future rental payments related to aircraft which will deliver between 2025 through 2029.

(4) As of December 31, 2024, and is comprised of unrestricted cash of $472.6 million and undrawn balances under our unsecured revolving credit facility of $7.6 billion.

Aircraft Activity. During the year ended December 31, 2024, we purchased and took delivery of 65 aircraft from our new order pipeline and sold 39 aircraft, ending the year with a total of 489 aircraft in our owned fleet. The weighted average age of our fleet was 4.6 years, and the weighted average lease term remaining was 7.2 years as of December 31, 2024. The net book value of our fleet grew by 7.4%, to $28.2 billion as of December 31, 2024, compared to $26.2 billion as of December 31, 2023, and our lease utilization rate for 2024 was 100%. Our managed fleet was comprised of 60 aircraft as of December 31, 2024, as compared to 78 aircraft as of December 31, 2023.

36 | Air Lease Corporation | 2025 Proxy Statement

New Aircraft Pipeline. As of December 31, 2024, we had commitments to purchase 269 aircraft from Airbus and Boeing for delivery through 2029 with an estimated aggregate commitment of $17.1 billion. We have placed 100% of our expected orderbook deliveries on long-term leases for aircraft delivering through the end of 2026 and have placed approximately 62% of our entire orderbook. We ended 2024 with $29.5 billion in committed minimum future rental payments, consisting of $18.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $11.2 billion in minimum future rental payments related to aircraft which will deliver between 2025 through 2029.

Financing. During 2024, we raised approximately $5.6 billion in committed debt financings, with floating interest rates ranging from one-month SOFR plus 1.02% to one-month SOFR plus 1.40% and fixed interest rates ranging from 5.10% to 5.95%, net of the effects of cross-currency hedging arrangements. Additionally, we ended 2024 with an aggregate borrowing capacity under our revolving credit facility of $7.6 billion and total liquidity of $8.1 billion. As of December 31, 2024, we had total debt outstanding of $20.4 billion, of which 79.0% was at a fixed rate and 97.3% of which was unsecured and, in the aggregate, our composite cost of funds was 4.14%.

Financial Highlights. Our total revenues for the year ended December 31, 2024 increased by 1.8% to $2.7 billion as compared to 2023. The increase in our total revenues was primarily due to an increase in aircraft sales and trading activity and the growth of our fleet, partially offset by a decrease in end of lease revenue of $100.1 million as compared to the prior period, due to fewer aircraft returns during the year ended December 31, 2024, as well as a slight decrease in our lease yields due to the sales of older aircraft with higher lease yields and the purchases of new aircraft with lower initial lease yields. Our net income attributable to common stockholders for the year ended December 31, 2024 was $372.1 million, or $3.33 per diluted share, as compared to $572.9 million, or $5.14 per diluted share, for the year ended December 31, 2023. The decrease compared to the prior year was primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, partially offset by the increase in total revenue as discussed above. In addition, in 2023, we recognized a net benefit of approximately $67.0 million from the settlement of insurance claims under JSC Siberia Airline’s (“S7”, a Russian airline) insurance policies related to four aircraft previously included in our owned fleet and our equity interest in certain aircraft from our managed fleet that were previously on lease to S7. During the year ended December 31, 2024, our adjusted net income before income taxes1 was $574.2 million compared to $733.6 million for the year ended December 31, 2023. Our adjusted diluted earnings per share before income taxes for the full year 2024 was $5.13 compared to $6.58 for the full year 2023. Adjusted net income before income taxes decreased primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, partially offset by the increase in total revenue as discussed above. Our pre-tax return on common equity for the year ended December 31, 2024 decreased to 7.4% as compared to 11.8% in 2023 driven primarily by the decrease in net income attributable to common stockholders discussed above.

Increased Return of Capital. On November 6, 2024, our Board of Directors approved an increase in our quarterly cash dividend on our Class A Common Stock by 5%, from $0.21 per share to $0.22 per share. This dividend, paid on January 9, 2025, marked our 48th consecutive dividend since we declared our first dividend in 2013 and our twelfth consecutive annual dividend increase over that time.

[1]

Our adjusted net income before income taxes and adjusted diluted earnings per share before income taxes exclude the effects of certain non-cash items, such as non-cash deemed dividends for redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future and certain other items, such as net write-offs and recoveries related to our former Russian fleet, and certain other items. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes are measures of financial and operational performance that are not defined by U.S. Generally Accepted Accounting Principles (“GAAP”). See Appendix A for a discussion of adjusted net income before income taxes and adjusted diluted earnings per share before income taxes as non-GAAP measures and a reconciliation of these measures to net income attributable to common stockholders.

2025 Proxy Statement  | Air Lease Corporation | 37

Workforce Productivity. As of December 31, 2024, we had 165 employees and $32.3 billion of total assets. Per employee, our total revenues, net income attributable to common stockholders, and adjusted net income before income taxes for the year ended December 31, 2024 were approximately $16.6 million, $2.3 million and $3.5 million, respectively.

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 13, 2025, and is available at http://www.airleasecorp.com/investors.

Executive Compensation Stockholder Outreach and Program Refinements

To better understand our investors’ perspectives regarding our executive compensation program, we engage with our investors throughout the year. Following a decline in say-on-pay support in 2023, this outreach process was particularly important to us. In 2023 and early 2024, we specifically sought feedback from our stockholders regarding the design of our compensation program, suggestions on how to improve the compensation program from a stockholder viewpoint and ideas on how to enhance the transparency of our disclosure regarding our compensation program and strategy going forward. The feedback we received was generally that stockholders supported our performance-based executive compensation program, but that most who had voted against our 2023 “say-on-pay” advisory vote had done so because of concerns on the goal rigor in our annual cash bonus program and, specifically, that target metrics were set below prior year actual results. A more detailed summary of the feedback on our executive compensation program that we heard during these engagement sessions, along with the changes we implemented for our 2024 compensation program in response, is below:

Stockholder Concern	Changes Implemented in 2024

Stockholders expressed concern over the goal rigor of metrics in our annual bonus program—specifically, that goals for some metrics were set below prior year actual results

We made significant changes to our annual bonus program for 2024:

(i)  We set the target metrics in our 2024 annual bonus program above 2023 actual financial results;

(ii)   We significantly increased the outperformance required to obtain above target payouts on all of the financial metrics included in our 2024 annual bonus program;

(iii)  We updated the financial metrics in our annual bonus plan to replace adjusted pre-tax margin with adjusted net income before income taxes as we believe this is a better barometer in evaluating the performance of the business on an absolute basis and better reflects the growth and profitability of the business; and

(iv)  We increased the weighting of our financial metrics to reflect a greater importance of these metrics relative to strategic goals.

Stockholders expressed concern over the goal rigor of the book value RSU awards included in our long-term incentive awards	We almost doubled the required growth for target payout of the book value RSU awards included in our 2024 long-term incentive awards.

38 | Air Lease Corporation | 2025 Proxy Statement

Stockholder Concern	Changes Implemented in 2024

Stockholders indicated support for our proposal to return our annual bonus program to pre-pandemic historical financial and strategic goal splits	For our 2024 annual bonus program, our leadership development and compensation committee increased the weighting of the financial metrics from 70% to 80%, while simultaneously reducing the weighting of the strategic objectives from 30% to 20%. This weighting is consistent with the weighting of the financial and strategic metrics in our annual bonus plan prior to the pandemic.

Stockholders indicated a desire for more specific goals and target achievement levels for strategic metrics included in our annual bonus program	We updated the strategic metrics in our 2024 annual bonus program to be entirely comprised of metrics that can be quantitatively assessed for achievement and have included disclosure of these goals in this Proxy Statement.

Some stockholders expressed concern over the pay of our Executive Chaiman relative to our CEO	While some stockholders expressed concern over the close proximity of compensation of our Executive Chairman and CEO, many stockholders noted that they look at the quantum of overall executive compensation, and because our overall named executive officer compensation is generally in line with other similarly sized companies, most stockholders indicated our CEO and Executive Chairman compensation structure was not problematic. Additionally, many stockholders acknowledged that our CEO and Executive Chairman compensation structure was appropriate in light of our Executive Chairman’s role in the management of customer and OEM relationships and active, full-time employment with the Company. Finally, as previously disclosed, our Executive Chairman announced his retirement from his executive role effective as of the Annual Meeting.

2025 Proxy Statement  | Air Lease Corporation | 39

Executive Compensation Program

The leadership development and compensation committee designed our 2024 compensation program in February 2024 to incentivize, reward and retain leaders who create long-term value for our stockholders. Material components of our 2024 compensation program are included in the chart below.

Pay Element	Form	Metrics and Objectives		Performance Link
Salary	Cash	N/A		Base salary provides reasonable yet market-competitive fixed pay reflective of an executive’s role, responsibilities and individual performance
Annual Incentive Plan	Cash/ RSUs	Financial Metrics (80%)
		•	Total Revenue (40%)	Revenue incentivizes our executives to grow our top line
		•	Adjusted Net Income Before Income Taxes (40%)	Adjusted net income before income taxes keeps our executives focused on profitable growth
Strategic Objectives (20%)
		•	Increase Irish Presence (10%)	Enhance the Company’s competitive positioning in the market
		•	Percentage of fleet comprised of newest generation aircraft (10%)	Building the most modern, fuel-efficient fleet is part of our long-term strategy and minimizes residual value risk
2024 bonus for our Executive Chairman was paid in RSUs that cliff vest two years from the grant date of March 13, 2025 for an extended vesting period
Long-Term Incentive Plan	RSUs	•	Book Value (50%)	Book value is a key value driver of stockholder value
		•	Relative TSR (25%)	Relative TSR focuses executives on actions that will generate long-term stockholder value
		•	Time-based RSUs (25%)	Time-based RSUs provide a retention incentive

40 | Air Lease Corporation | 2025 Proxy Statement

Compensation Governance Best Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do:

✓	Pay for Performance
✓	Double-Trigger Change in Control Provisions
✓	Manage the use of equity incentives conservatively with a net equity burn rate of less than 1% in 2024
✓	Tally Sheets
✓	Director Stock Ownership Guidelines (5X annual cash retainer)
✓	Executive Officer Stock Ownership Guidelines (6X for CEO and Executive Chairman and 2X for other executives; excludes unvested performance shares)
✓	Mitigate Undue Risk
✓	Independent Compensation Consultant
✓	Annual Compensation Analysis Against Custom Benchmark Group
✓	Clawback Policy in compliance with current NYSE Listing Standards
✓	Annual “Say-on-Pay”
✓	Robust Stockholder Engagement Program

What We Don’t Do:

x	Director or Employee Hedging
x	Executive Officer or Director Pledging
x	Tax Gross-Ups (except in connection with foreign assignments)
x	Dividend or Dividend Equivalents on Unvested Equity
x	Re-Price Stock Options
x	Pension Benefits (other than 401(k))
x	Employment Agreements (except in connection with foreign assignments)
x	Equity awards with less than 1-year vesting
x	Uncapped payouts in our incentive plans
x	No liberal share recycling of stock options or stock appreciation rights
x	Stock Option Awards
x	Equity plan evergreen provisions
x	Guaranteed cash incentives, equity compensation or salary increases for NEOs (except upon death or disability)
x	Excessive perquisites or other benefits

Stockholder Advisory Vote Approving Executive Compensation

Consistent with the recommendation of the Board and the majority of votes cast at our 2024 annual meeting of stockholders, our current policy is to provide our stockholders with an advisory vote to approve executive compensation of our NEOs on an annual basis.

Stockholders approved the advisory vote on the executive compensation of our NEOs (“compensation proposal”) at our 2024 annual meeting of stockholders, with holders of approximately 94% of outstanding Class A common stock represented at the meeting and entitled to vote on the matter voting in favor of the compensation of our NEOs. While we were pleased to see stockholders recognize the changes implemented by the leadership development and compensation committee in addressing stockholder concerns on our compensation program, we know that our work is not done and that ongoing review of our compensation program outcomes against the changes implemented will help our leadership development and compensation committee further refine our compensation program. As described above, the leadership development and compensation committee continued its stockholder engagement to discuss our executive compensation program following our 2024 annual meeting of stockholders and will continue to oversee engagement efforts to understand what actions the committee could take to address stockholder concerns in the future.

In developing our executive compensation program for 2025, our leadership development and compensation committee considered the voting results for executive compensation in 2024, the payouts of our annual cash bonus plan and long-term incentive awards for 2024, our stockholder outreach and other factors as discussed in this CD&A.

2025 Proxy Statement  | Air Lease Corporation | 41

How We Determine Compensation

Role of the Leadership Development and Compensation Committee. The leadership development and compensation committee oversees the design, administration and evaluation of our overall executive compensation program. The leadership development and compensation committee also reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Executive Chairman, evaluates their performance in light of those goals and objectives and recommends to the independent directors of the Board their compensation level based on this evaluation. It also approves the total compensation for our other NEOs. Among other things, the leadership development and compensation committee will at least annually:

•

Review and adjust (or recommend adjustments to) each NEO’s compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual’s particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

•

Consult with the leadership development and compensation committee’s independent compensation consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations, and evolving compensation best practices. The leadership development and compensation committee and our independent compensation consultant also annually assess the competitiveness of our NEOs’ compensation to determine if adjustments are warranted.

•	Consider specific input from stockholders on our executive compensation programs in the design of the next year’s executive compensation program.

•

Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives and approve award payouts based on performance actually achieved.

Role of Stockholder Input. To better understand our investors’ perspectives regarding our executive compensation program, we regularly engage in stockholder outreach, including after issuing our proxy statement each year, after our annual meeting for that year, and again ahead of the leadership development and compensation committee meeting each February. The feedback received during this outreach for the most recent year, and the changes made to our executive compensation program in response, are more fully described above in the section titled “Executive Compensation Stockholder Outreach and Program Refinements.” Over the last several years we made significant changes to our compensation program in response to stockholder feedback. For example, we:

•	strengthened the rigor of goals for the metrics included in our 2024 annual cash bonus program, as well as our book value RSUs included in our long-term incentive awards;

•

increased the weighting of the financial metrics in our 2024 annual cash bonus program from 70% to 80%, while simultaneously reducing the weighting of the strategic objectives from 30% to 20%, consistent with the weighting of financial and strategic metrics in our annual bonus plan prior to the pandemic; and

•	returned our long-term incentive award structure to be 75% performance-based awards, which we had modified during the COVID-19 pandemic.

We encourage stockholders to reach out with any questions or feedback related to our compensation program, and we are committed to regular engagement with our stockholders as part of our annual outreach process.

42 | Air Lease Corporation | 2025 Proxy Statement

Role of Management. Neither the Chief Executive Officer nor the Executive Chairman has any role in determining his compensation or the compensation of the other. Moreover, they are not present when their compensation is discussed and approved by the leadership development and compensation committee or the independent members of the Board of Directors. The leadership development and compensation committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Executive Chairman. None of our NEOs are present when his or her compensation is discussed by the leadership development and compensation committee. Our management administers all compensation and benefits programs, subject to the oversight of the leadership development and compensation committee. This delegation to management is strictly limited to implementation of the programs and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Compensation Consultant. The leadership development and compensation committee has engaged Exequity as its independent compensation consultant to provide advice with respect to compensation decisions for our executive officers. Exequity assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. Exequity attends all regular meetings of the leadership development and compensation committee, and committee members have direct access to Exequity without management involvement. Exequity will also consult with our senior executives as directed by the leadership development and compensation committee. The committee has the sole authority to hire and fire the independent compensation consultant. To help ensure impartiality and objectivity, the leadership development and compensation committee requires that the independent compensation consultant provide services only to the committee and not to management, absent specific committee approval. In 2024, Exequity did not perform any services unrelated to its leadership development and compensation committee engagement, including any separate work for our management or employees. The Board of Directors has evaluated the independence of Exequity in accordance with SEC and NYSE rules, and determined that Exequity’s work did not raise any conflicts of interest.

Peer Group and Benchmarking

We operate in a highly specialized industry in which most of the companies are foreign, private or are subsidiaries of other large companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

Given that we have only one publicly traded peer that is not required to provide SEC compensation disclosures, it is equally challenging to find relevant and directly comparable compensation benchmarking data for our industry. Nevertheless, Exequity has collected compensation data from both a custom benchmark group and from general industry as market reference points for the leadership development and compensation committee’s consideration when determining executive compensation. The U.S. publicly traded companies included in the custom benchmark group were identified based on analysis comparing key characteristics of the Company’s business, including exposure to real assets, dependence on a highly skilled management team, credit exposure/underwriting expertise, and significant capital expenditures, to the characteristics of traditional and alternative asset managers, specialty finance lenders, insurance companies and REITs (real estate investment trusts). The analysis includes all companies within the Diversified Financial Services Benchmark. A range of REITs were included because of their exposure to real assets, income from lease revenue, highly skilled management teams, large capital bases and significant capital expenditures. The remaining companies included represent an array of asset management and specialty finance firms which the Company believes exhibit in-depth knowledge of their asset classes akin to the Company’s expertise in managing aircraft. Companies such as institutional brokerage firms, information services companies and consumer finance companies were excluded from the benchmark group given the disparity in their business models to aircraft leasing.

2025 Proxy Statement  | Air Lease Corporation | 43

For 2024, the leadership development and compensation committee’s custom benchmark group consisted of the following companies (the “Custom Benchmark Group”):

2024 Custom Benchmark Group
Company	Trading Symbol	Market Cap ($M)(1)	LTM Revenue ($M)(2)	LTM Net Income ($M)(2)	Employees (#)(2)	Revenue Per Employee ($M)(2)	Net Income Per Employee ($M)(2)	GICS Industry Name
Affiliated Managers Group, Inc.	AMG	$5,410	$2,041	$741	250	$8.2	$3.0	Capital Markets
Artisan Partners Asset Management, Inc.	APAM	$3,017	$1,112	$260	584	$1.9	$0.4	Capital Markets
Digital Bridge Group, Inc.	DBRG	$1,965	$607	$12	324	$1.9	$0.04	Real Estate Management & Dev.
Federal Realty Investment Trust	FRT	$9,590	$1,202	$287	304	$4.0	$0.9	Retail REITs
Federated Hermes, Inc.	FHI	$3,363	$1,632	$268	2,072	$0.8	$0.1	Capital Markets
Franklin Resources, Inc.	BEN	$10,631	$8,739	$377	10,200	$0.9	$0.04	Capital Markets
GATX Corporation	GATX	$5,513	$1,586	$284	2,150	$0.7	$0.1	Trading Companies & Distributors
H&E Equipment Services, Inc.	HEES	$1,792	$1,517	$123	2,800	$0.5	$0.04	Trading Companies & Distributors
Healthpeak Properties, Inc.	DOC	$14,179	$2,700	$242	387	$7.0	$0.6	Health Care REITs
Herc Holdings Inc.	HRI	$5,377	$3,568	$211	7,600	$0.5	$0.03	Trading Companies & Distributors
Host Hotels & Resorts, Inc.	HST	$12,248	$5,684	$697	165	$34.4	$4.2	Hotel & Resort REITs
Invesco Ltd.	IVZ	$7,831	$6,067	$538	8,508	$0.7	$0.06	Capital Markets
Janus Henderson Group plc	JHG	$6,762	$2,473	$399	2,300	$1.1	$0.2	Capital Markets
Kennedy-Wilson Holdings, Inc.	KW	$1,373	$531	$(77)	246	$2.2	$(0.3)	Real Estate Management & Dev.
Kilroy Realty Corporation	KRC	$4,775	$1,136	$211	229	$5.0	$0.9	Office REITs
W.P. Carey Inc.	WPC	$11,923	$1,583	$461	203	$8.8	$3.6	Diversified REITs
Median		$5,462	$1,609	$276	486	$1.9	$0.2
Average		$6,609	$2,636	$315	2,395	$4.9	$0.9
Air Lease Corporation	AL	$5,369	$2,734	$372	165	$16.6	$2.3	Trading Companies & Distributors
(1)	As of December 31, 2024, the last trading day of 2024, from Bloomberg.
(2)

Based on the applicable company’s most recent publicly reported information. For net income, shows net income attributable to common stockholders, as applicable. Employees includes only full-time employees.

(3)	No changes were made to the 2024 Custom Benchmark Group for 2025 and, as a result, the 2025 Custom Benchmark Group is the same as the 2024 Custom Benchmark Group.

We use the Custom Benchmark group to help assess the Company’s compensation competitiveness for our NEOs. Additionally, the leadership development and committee reviews compensation-related data from companies included in the S&P MidCap 400 Index as a comparison against comparably capitalized companies regardless of industry affiliation.

44 | Air Lease Corporation | 2025 Proxy Statement

For 2024 compensation decisions, the leadership development and compensation committee considered data from the S&P MidCap 400 Index and the Custom Benchmark Group provided by Exequity, its independent compensation consultant, and reviewed compensation practices and program design at the S&P MidCap 400 Index and Custom Benchmark Group to inform its decision-making process so it could set total compensation levels that it believes are commensurate with the relative size, scope and performance of the Company. However, because of the important difference between our aircraft leasing business and the companies included in the Custom Benchmark Group and S&P MidCap 400 Index, the leadership development and compensation committee does not set compensation components to meet specific benchmarks as compared to the Custom Benchmark Group or S&P MidCap 400 Index, such as targeting salaries or total compensation at a specific market percentile. We use this information as a starting point in our compensation review process, to supplement the collective knowledge and experience of the Board of Directors, senior executives and the compensation consultant. Our final compensation decisions are based on individual performance and guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe we have designed an executive compensation program which encourages our executives, including our NEOs, to achieve our long-term incentive goals and discourages our executives from taking unnecessary risks that could threaten the long-term performance of our Company. We also base our executive rewards on a variety of internal performance measures, as explained below, to avoid an over-reliance on any singular indicator of performance.

Compensation Program Safeguards

•

Align NEO compensation with stockholders: We believe the best way to ensure our NEOs’ and other employees’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group beneficially owned approximately 6% of our outstanding Class A Common Stock as of March 7, 2025, and each of our NEOs has made a meaningful personal investment in our stock.

•

Long-Term Incentive Program: 75% of our NEOs’ long-term equity awards for 2024 were tied to performance-based vesting conditions based on book value and total stockholder return metrics, as described in more detail in this CD&A.

○

Book Value: 50% of our long-term incentive-based compensation for 2024 was tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Awards tied to an increase in book value only vest if, at the end of three years, the book value performance measure is met.

○

Total Stockholder Return: 25% of our long-term incentive-based compensation for 2024 was tied to total stockholder return. Since 2012, a portion of our long-term incentive awards has been based on stockholder returns relative to the S&P MidCap 400 Index. Awards tied to an increase in total stockholder return only vest if, at the end of three years, the performance measures are met.

○

Time-Based: 25% of our long-term compensation for 2024 was tied to employee retention. These time-based awards will vest in three annual installments beginning on the first anniversary of the grant date.

2025 Proxy Statement  | Air Lease Corporation | 45

•	Incentive Awards are Capped: Both our short and long-term incentive opportunities are capped to avoid excessive payouts for unforeseen occurrences.

○	Performance-based RSUs that vest based on book value and total stockholder return (TSR) are capped at 200% of target to limit potential payouts even in instances of superior performance.

○	The annual bonuses of our Chief Executive Officer and our Executive Chairman are capped at 200% of target.

As an additional safeguard, our Board of Directors also adopted a clawback policy relating to incentive compensation and anti-hedging and pledging policies as described below.

We believe that the above design safeguards align our executive incentives and corresponding payouts with stockholder value creation.

Also, annually, the leadership development and compensation committee, together with its independent compensation consultant, performs a compensation risk analysis of our compensation programs. In addition, the chair of our leadership development and compensation committee reports to, and discusses compensation risk issues with, the full Board of Directors.

Executive Stock Ownership Guidelines

We also believe that our executives’ significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our guidelines require executive officers to maintain ownership of Class A Common Stock equivalents with an aggregate market value equal to (i) six times his annual rate of salary with respect to our Executive Chairman and Chief Executive Officer or (ii) two times his or her annual rate of salary with respect to our other executive officers. Class A Common Stock equivalents are shares of Class A Common Stock beneficially owned by an executive officer (including shares held by his or her immediate family members or held in trust) and shares of Class A Common Stock underlying unvested RSUs that are subject to time-based vesting only. Unvested performance-based RSUs are not counted in determining compliance with the guidelines. Executive officers are required to retain 50% of after-tax profits realized from Company equity incentive awards until the ownership guidelines are met. Executive officers have five years from the time he or she is appointed as an executive officer of the Company to achieve the required level of ownership.

All of our executive officers, including our NEOs, each own shares of our Class A Common Stock that exceed the applicable ownership threshold. As shown in the table below, both Mr. Plueger and Mr. Udvar-Házy beneficially own Class A Common Stock equivalents that far exceed their ownership requirements.

	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive(2)
John L. Plueger, Chief Executive Officer	6x	$6,000,000	41x	$40,518,776
Steven Udvar-Házy, Executive Chairman	6x	$10,800,000	153x	$274,924,981
(1)	Based on 2024 base salary at December 31, 2024.
(2)

Based on the closing price of the Company’s Class A Common Stock on March 7, 2025. Includes Class A Common Stock equivalents held by the applicable officer as of March 7, 2025, as calculated under our stock ownership guidelines.

46 | Air Lease Corporation | 2025 Proxy Statement

Policy Prohibiting Hedging and Pledging

The Company has an anti-hedging policy applicable to our directors and all employees, including our executive officers. These individuals are prohibited from engaging in hedging transactions such as short-term or speculative transactions in the Company’s securities, including our Class A Common Stock or any preferred stock. These transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. The anti-hedging policy applies regardless of whether such Company securities (i) were granted to the director or employee as part of their compensation and (ii) are held directly or indirectly by the director or employee. In addition, directors and executive officers may not pledge their Company securities as collateral for a loan or in similar transactions.

2025 Proxy Statement  | Air Lease Corporation | 47

Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale and/or other dispositions of Air Lease Corporation’s securities that applies to all of our directors, officers, employees, any other persons, such as contractors or consultants whom our General Counsel designates as subject to the Insider Trading Policy, as well as Related Persons (as defined in the Insider Trading Policy). We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. It is also our policy to comply with all applicable securities laws when transacting in our own securities. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended December 31,
2024
.
Clawback Policy
In November 2023, our Board of Directors adopted an amended and restated clawback policy that complies with Rule
10D-1
of the Exchange Act and NYSE listing standards. The policy provides that we will require reimbursement of any incentive-based compensation (whether cash or equity) received during the period of time specified in the policy by any current or former Section 16 officers which was predicated upon achieving certain financial results that were subsequently the subject of an accounting restatement. Under the policy, we will, subject to limited exceptions, seek to recover from the Section 16 officer the amount by which the individual officer’s incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The policy applies regardless of any fault or misconduct.
Policies and Practices for Granting Certain Equity Compensation
We have not granted option awards, stock appreciation rights or similar awards since 2011 and, as a result, do not currently have policies or practices in place relating to the timing of option awards, stock appreciation rights or similar awards in relation to the disclosure of material non-public
information.

48 |
Air Lease Corporation
 | 2025 Proxy Statement

Elements of the Executive Compensation Program

We have three primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based incentive bonuses and long-term equity incentive awards. Their significant at-risk, performance-based compensation, coupled with their significant ownership of the Company’s equity, aligns each NEO’s interests with the interests of our stockholders.

Annual Compensation

Annual compensation is delivered in cash (or for Mr. Udvar-Házy, a combination of cash and RSUs) with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary

Base salary is the main “fixed” component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive’s position. Another factor that we consider extremely important is the experience of each NEO in our industry.

None of our NEOs are guaranteed an annual salary increase. The salaries for Messrs. Plueger and Udvar-Házy have remained unchanged since 2016. For Mr. Udvar-Házy, his 2024 base salary was the only cash compensation he received in 2024, as his 2024 annual bonus was paid in RSUs that are subject to an additional two-year vesting requirement. The base salaries of our other NEOs are determined by the leadership development and compensation committee, with the input of Messrs. Plueger and Udvar-Házy and taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors. Based on this review, the 2024 base salary percentage changes for our NEO’s compared to 2023 are as follows:

NEO	% Increase compared to 2023
Mr. Plueger, Chief Executive Officer and President	0.00%
Mr. Udvar-Házy, Executive Chairman	0.00%
Mr. Levy, Executive Vice President, Marketing and Commercial Affairs	1.71%
Ms. Forsyte, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	6.37%
Mr. Willis, Executive Vice President and Chief Financial Officer	6.37%

Annual Performance-Based Incentives

Annual performance-based incentives for 2024 were earned under the terms of our 2018 Annual Cash Bonus Plan (the “Annual Cash Bonus Plan”). All of our NEOs and other officers are eligible to participate in the Annual Cash Bonus Plan. These annual performance-based bonuses are paid to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results.

2025 Proxy Statement  | Air Lease Corporation | 49

Each year, the leadership development and compensation committee establishes performance metrics and objectives for bonus payments (the “performance measures”). The performance measures are set taking into account the Company’s applicable fiscal year business plan, which is developed with consideration of anticipated capital expenditures, sales, aircraft transitions, debt refinancing needs, and interest rates, as well as general economic conditions affecting our industry, and our long-term strategy. The performance measures also take into consideration expectations regarding the probability of achieving certain performance goals and include “stretch” goals that are supported by the business plan. Performance measures are set at the beginning of the annual performance period. The leadership development and compensation committee retains the discretion to reduce any NEO’s incentive award otherwise becoming payable on any basis it deems appropriate (such as its assessment of the Company’s performance or the NEO’s individual performance).

The formula for determining annual performance-based bonuses at the end of the year is:

Target Award × Company Performance Factor for the Performance Period × Individual Performance Factor

2024 Performance Measures

In developing the 2024 performance measures, the leadership development and compensation committee selected performance measures that it considers to be important financial metrics that allow for the evaluation of company success across the aircraft leasing landscape, as well as offering the ability to measure growth in our top-line performance and profitability on a year-over-year basis. For 2024, these annual performance measures included:

Performance Measures	Component Weighting	Link to Strategy

Financial Metrics

• Total Revenue	40%	Incentivizes top line growth

• Adjusted Net Income Before Income Taxes(1)	40%	Incentivizes profitable growth and efficient use of stockholders’ capital

Strategic Objectives

• Increase Irish Presence	10%	Enhance the Company’s competitive positioning in the market

• Percentage of fleet comprised of newest generation aircraft	10%	Incentives performance of initiatives tied to the Company’s long-term strategy and minimizes residual value risk
(1)	As defined and reported in the Company’s financial statements as filed with the SEC.

Key changes from the performance measures utilized in 2023 include:

•

Replaced our financial objective tied to adjusted pre-tax margin with adjusted net income before income taxes. The leadership development and compensation committee felt this metric is a better barometer in evaluating the performance of the business on an absolute basis and better reflects the growth and profitability of the business.

•

Removed strategic objectives tied to aircraft utilization and placements and added a strategic objective tied to increasing our Irish presence. The leadership development and committee felt that this new strategic metric would enhance the Company’s competitive positioning in the market.

50 | Air Lease Corporation | 2025 Proxy Statement

For 2024, the leadership development and compensation committee measured our performance to the performance measures, using a rating scale based on expectations as follows:

•	0% - did not meet expectations

•	80% - mostly meets expectations

•	100% - meets expectations

•	120% - exceeds expectations

•	200% - significantly exceeds expectations

If the Company’s performance on a metric meets expectations, payout is at 100% and if the Company’s performance for that metric significantly exceeds expectations, payout is capped at 200%. Results between the points are interpolated on a linear basis. We believe our interpolation methodology aligns company performance and executive compensation for performance results between the minimum and target performance levels, and between the target and maximum performance levels.

In lieu of Mr. Udvar-Házy’s 2024 annual cash bonus, he was granted a stock bonus award in the form of RSUs on March 13, 2025, the date the amount of his 2024 annual bonus was authorized for release by the leadership development and compensation committee. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to the dollar amount of his 2024 cash bonus divided by the closing price of our Class A Common Stock on the trading date closest to the date of grant. The amount of the bonus was determined under the bonus framework described above. We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Goal Setting for 2024 Performance Measures and 2023 Comparison

In developing the 2024 goals for the performance measures, the Company prepared a detailed financial plan for 2024 that incorporated fleet and orderbook specific assumptions regarding expected capital expenditures and aircraft sales. The Company then integrated those assumptions with the Company’s funding strategies, including assumptions regarding interest rates, against the backdrop of existing aircraft leasing conditions to create financial and strategic goals that were directly tied to the Company’s existing fleet and orderbook and the broader business objectives for 2024. The leadership development and compensation committee then reviewed and approved the performance metrics at its February meeting.

As shown in the tables below, in response to stockholder feedback, all of the financial and strategic performance measures for 2024 were set above 2023 actual results as well as 2023 target levels (for those performance measures that were also used in 2023):

Performance Measures	2024 Target ($M)	2023 Target ($M)	Increase/ Decrease ($M)	% Increase/ Decrease
Total Revenue	$2,862	$2,433	$429	17.6%
Adjusted Net Income Before Income Tax(1)	$754	N/A	N/A	N/A
Increase Irish Presence	14.0%	N/A	N/A	N/A
Percent of Fleet Comprised of Newest Generation Aircraft	77.0%	75.0%	2.0%	2.7%

2025 Proxy Statement  | Air Lease Corporation | 51

Performance Measures	2024 Target ($M)	2023 Actual ($M)	Increase/ Decrease ($M)	% Increase/ Decrease
Total Revenue	$2,862	$2,478	$384	15.5%
Adjusted Net Income Before Income Tax(1)	$754	$734	$20	2.8%
Increase Irish Presence	14.0%	8.0%	6.0%	75.0%
Percent of Fleet Comprised of Newest Generation Aircraft	77.0%	74.0%	3.0%	4.1%

(1)	As defined and reported in the Company’s financial statements as filed with the SEC.

2024 Performance Measures Results

In 2024, we continued to deliver strong financial performance despite persistently higher interest rates. Based on the performance factors under the annual bonus program established at the beginning of 2024, the weighted earned payout based on our performance for 2024 (Company Performance Factor) was 114%. A summary of the 2024 performance measures as well as the related 2024 results are as follows (dollars in millions):

Performance Measure	2024 Goals					2024 Result (Actual)
	Did Not Meet	Mostly Meets	Meets	Exceeds	Significantly Exceeds		Component Weighting	Weighted Payout

Financial Metrics

Total Revenue	$1,431.0	$1,860.0	$2,862.0	$3,005.0	$3,291.0	$2,734.0	40%	39%

Adjusted Net Income Before Income Taxes(1)	$377.0	$490.0	$754.0	$792.0	$867.0	$574.0	40%	35%

Strategic Goals

Increase Irish Presence	8%	N/A	14%	16%	18%	23%	10%	20%

Percentage of Fleet Comprised of Newest Generation Aircraft(2)	76%	N/A	77%	78%	79%	80%	10%	20%

Total (Company Performance Factor)								114%

(1)	As defined and reported in the Company’s financial statements as filed with the SEC.

(2)	Newest generation aircraft defined as net book value of aircraft currently in production including the A220 family, A320N family, A330N, A350-900/1000, B737 MAX family and B787 family.

Our revenue performance in 2024 mostly met our 2024 goal. This result was primarily driven by the continued growth of our fleet, as well as strong gains on aircraft sales, partially offset by a decrease in end of lease revenue of approximately $100.1 million as compared to the prior period, due to fewer aircraft returns during the year ended December 31, 2024 driven by a strong extension market. Revenue was also affected by a slight decrease in our lease yields due to the sales of older aircraft with higher lease yields.

Our adjusted net income before income tax mostly met the fell short of our 2024 goal set by the leadership development and compensation committee with results driven primarily by the increase in our revenue from the continued growth of our fleet, offset due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance as a result of the elevated interest rate environment.

We significantly exceeded our 2024 goal related to increasing our Irish presence due to strong cross-functional coordination and effort by multiple internal departments in building out our Irish business, which we believe will help drive business efficiencies.

52 | Air Lease Corporation | 2025 Proxy Statement

Finally, we significantly exceeded our 2024 target strategic performance objective related to the percentage of our fleet comprised of the newest generation aircraft. We did this by balancing incoming aircraft deliveries with aircraft sales within our fleet as we sought to minimize our residual value risk. Performance of this metric also benefited from strong capital expenditures for the year.

2024 Individual Opportunities and Performance Results

Each NEO had the opportunity to earn his or her target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the leadership development and compensation committee for 2024 to be between 0% and 120%), based on the achievement relative to individual performance goals. In no event can the award be in excess of 200% of target for any of our NEOs. We believe this individual performance modifier—which includes 100% downside leverage and only 20% upside leverage—provides the leadership development and compensation committee with the ability to adjust each individual NEO’s bonus opportunity to reflect the individual’s performance during the year.

In considering the individual performance of each of the NEOs, the leadership development and compensation committee took into account, among other things, their individual contributions to leadership within the Company, including their response to the still challenging conditions in the aviation leasing industry as a result of ongoing delivery delays and persistently high interest rates.

The leadership development and compensation committee recognized our NEOs for the following contributions in 2024: Messrs. Plueger’s and Udvar-Házy’s individual contributions leading the Company to continue growing our fleet, maintaining our expansive sales program (which represents the completion of our investment cycle on an aircraft), as well as and maintaining strong relationships with the Company’s lessees; Mr. Levy’s management of our airframe and engine manufacturing agreements in the face of ongoing delivery delays and Boeing’s 2024 labor strike; Ms. Forsyte’s contributions with respect to the Company’s ongoing insurance claims and litigation related to the Company’s former Russian fleet; and Mr. Willis’ facilitating strategic financing transactions in the face of persistently elevated interest rates.

2024 Annual Performance-Based Bonus Results

After evaluating the Company’s performance relative to the guidelines established at the beginning of 2024 and taking into account individual contributions in 2024, the leadership development and compensation committee awarded Messrs. Levy and Willis, and Ms. Forsyte annual cash performance bonuses in the amounts set forth below and the committee approved and recommended, and our independent Board of Directors approved, annual performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor	Actual Bonus

Mr. Plueger	$2,000,000	114%	100%	$2,280,000

Mr. Udvar-Házy(1)	$2,160,000	114%	100%	$2,462,400

Mr. Levy	$890,000	114%	100%	$1,014,600

Ms. Forsyte	$835,000	114%	105%	$999,495

Mr. Willis	$835,000	114%	95%	$904,305

(1)

Our Executive Chairman’s 2024 annual bonus is structured so that in lieu of cash he was granted a stock bonus award in the form of restricted stock units (“RSUs”) on March 13, 2025, the date the dollar amount of his 2024 annual bonus was authorized for release by the leadership development and compensation committee. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs was equal to $2,462,400 (the dollar amount of his 2024 cash bonus) divided by $44.52 (the closing price of our common stock on the

2025 Proxy Statement  | Air Lease Corporation | 53

grant date). We believe denominating our Executive Chairman’s annual bonus in stock instead of cash and requiring an extended vesting period before payment further aligns our Executive Chairman’s compensation with stockholders’ long-term interests.

Long-Term Equity Incentive Awards

Philosophy of Awarding Performance-Based Equity Incentive Compensation. Consistent with our executive compensation objectives, the leadership development and compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide long-term equity incentive compensation comprised of both performance-based and time-based equity awards. In determining the value of annual long-term equity grants, the leadership development and compensation committee considers the executive’s total compensation, target cash, mix of long-term and short-term compensation, external market data and internal guidelines.

On February 25, 2024, we made long-term equity incentive awards to all of our NEOs as part of our planned equity grant cycle. These long-term equity incentive awards were in the form of performance-based Book Value and TSR RSU awards and Time-based RSU awards. These awards were made under our 2023 Equity Incentive Plan. All RSUs awarded in 2024 are denominated in share units, each of which is equivalent to one share of our Class A Common Stock.

Our leadership development and compensation committee established an overall value for each executive officer and applied a mix of 50% Book Value RSUs that vest based on attainment of book value goals, 25% TSR RSUs that vest based on attainment of total stockholder return goals, and 25% Time-based RSUs that vest in three annual installments beginning on the first anniversary of the grant date. The weighting resulted in 75% of each executive officer’s 2024 annual award being comprised of performance-based Book Value RSUs and TSR RSUs.

The leadership development and compensation committee believes that a mix of both Book Value RSUs and TSR RSUs creates a balanced performance-based incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while also seeking an overall increase in total stockholder return over a three-year period. In 2024, the committee continued to more heavily weight Book Value RSUs relative to TSR RSUs because it believed that incentivizing the executives to grow our long-term book value per share in a capital-intensive business like ours will lead to value creation for stockholders and create a mix of incentives that we believe will drive long-term performance.

The chart below shows the number of shares of Class A Common Stock underlying the 2024 long-term incentive awards at the time of grant:

	Target /Maximum Number of Book Value RSUs	Target /Maximum Number of TSR RSUs	Number of Time-based RSUs

Mr. Plueger	57,457/114,914	28,729/57,458	28,729

Mr. Udvar-Házy	45,721/91,442	22,861/45,722	22,861

Mr. Levy	12,034/24,068	6,017/12,034	6,017

Ms. Forsyte	12,476/24,952	6,238/12,476	6,238

Mr. Willis	12,051/24,102	6,025/12,050	6,025

54 | Air Lease Corporation | 2025 Proxy Statement

Book Value RSUs. Book Value RSUs comprised 50% of the 2024 annual award. Because the Company’s business of acquiring and leasing commercial aircraft is capital-intensive, the book value, which is the Company’s assets minus its liabilities, is an important measure of the Company’s value. The degree to which Book Value RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2024 through December 31, 2026, will depend on the growth of our book value per share from the actual book value per share on December 31, 2023 as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Required Book Value Growth	Per Share Book Value 12/31/2026	Applicable Payout Percentage

20.25%	$68.34	200%

15.00%	$65.35	100%

7.50%	$61.09	0%

In considering the required book value growth for payouts, the leadership development and compensation committee considered feedback from stockholders received after our 2023 annual meeting, as well as ongoing manufacturer delivery delays that are expected to persist for at least the next few years. Our book value growth can be significantly impacted by impairments or write downs of our aircraft and increases or decreases in aircraft sales.

TSR RSUs. TSR RSUs comprised 25% of the 2024 annual award. The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2024 through December 31, 2026, will depend on our ranking within the S&P MidCap 400 Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Payout Percentage

85th or higher	200%

70th	150%

55th	100%

40th	50%

Below 25th	0%

The Company’s TSR is the change in price of a share of Class A Common Stock plus accumulated dividends over a three-year measurement period and is an indicator of management’s achievement of long-term growth in stockholder value. Comparing the Company’s TSR over a specified period of time to index companies’ returns over the same period of time is an objective external measure of the Company’s effectiveness in translating its results into stockholder returns. The committee used TSR measured against the S&P MidCap 400 Index for awards granted in 2024 as the leadership development and compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The committee also believes that tying a portion of our executive compensation to stockholder returns measured against stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For this reason, traditional industry-specific peer group benchmarking is challenging and would produce incomparable data.

2025 Proxy Statement  | Air Lease Corporation | 55

Time-Based RSUs. Time-based RSUs comprised 25% of the total 2024 annual award. Time-based rewards promote the retention of our talented management team, while still incentivizing a focus on long-term results because the ultimate value of the time-based RSUs is tied to our stock price. These awards vest in three annual installments of 33% on February 25, 2025, 33% on February 25, 2026, and 34% on February 25, 2027.

Vesting of Performance Awards Previously Granted. The Company’s December 31, 2024 per share book value was $59.55, resulting in the vesting of 116% of the 2022 Book Value RSUs. The Company’s December 31, 2024 total stockholder return over the three-year performance period was 19.8%, placing it in the 55th percentile of the companies included in the S&P 400 MidCap Index over the performance period, resulting in the vesting of 100% of the 2022 TSR RSUs.

Other Compensation

Retirement Programs. We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each NEO.

Benefits and Perquisites. Our NEOs generally receive the same healthcare benefits as our other employees during the term of their employment. During 2024, we paid Mr. Plueger’s premiums for a $2.0 million term life insurance policy payable to his beneficiaries and we paid Mr. Udvar-Házy’s premiums for a $5.0 million term life insurance policy payable to his beneficiaries. In addition, in 2024, we paid the premiums for Messrs. Plueger, Udvar-Házy, Levy and Willis and Ms. Forsyte under our group term life insurance program, in which all of our employees participate.

Personal Use of Company Aircraft. The Board of Directors has adopted a travel policy that requires anyone serving in the role of Chief Executive Officer and President and Executive Chairman to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. Consistent with the methodology we have employed since 2014, we determine the incremental cost of personal use of Company aircraft by calculating the average variable operating cost per hour to us (which includes fuel, landing fees, customs and foreign permit fees, navigation fees, certain maintenance costs, catering, crew travel and other miscellaneous variable costs) and then multiply that result by the total hours flown for personal use and repositioning (if any). Because Company aircraft are used primarily for business travel, our methodology excludes fixed costs that do not change based on usage, such as pilot and crew salaries, aircraft purchase costs, and hangar storage costs. From time to time, Company executives and their family members and guests may accompany them on business travel on Company aircraft for which we incur no, or de minimis, incremental costs. In 2024, the incremental cost of personal use of Company aircraft by Messrs. Plueger and Udvar-Házy was approximately $225,099, and $632,908, respectively.

Executive Severance Plan

Under the Air Lease Corporation Executive Severance Plan, as amended May 3, 2017, Company employees who are senior vice presidents and above who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Executive Severance Plan. The committee has designated our current executive officers and senior vice presidents as participants. Our Executive Chairman and Chief Executive Officer are not participants because they are each a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with confidentiality provisions as set forth in the Executive Severance Plan.

56 | Air Lease Corporation | 2025 Proxy Statement

2025 Executive Compensation Program

As described above, in determining 2025 target compensation, the leadership development and compensation committee considered, among other things, data from the S&P MidCap 400 Index and the 2025 Custom Benchmark Group, and then compared the proposed 2025 compensation to 2024 target compensation for each NEO. Specifically, the committee analyzed base salary, actual bonus paid, long-term incentive and total compensation. The leadership development and compensation committee also reviewed the mix of pay and compared that to the 2025 Custom Benchmark Group and S&P MidCap 400 Index. Consideration of this analysis was critical to the committee’s decision to change the design of the 2025 executive compensation program.

Annual Compensation

Base Salary. We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors. Based on this review, the 2025 base salary percentage changes for our NEO’s compared to 2024 are as follows:

NEO	2025 Base Salary	% Increase compared to 2024
Mr. Plueger, Chief Executive Officer and President	$1,000,000	0.00%
Mr. Udvar-Házy, Executive Chairman(1)	$1,800,000	0.00%
Mr. Levy, Executive Vice President, Marketing and Commercial Affairs	$900,000	1.12%
Ms. Forsyte, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	$875,000	4.79%
Mr. Willis, Executive Vice President and Chief Financial Officer	$865,000	3.59%
(1)

On March 13, 2025, Mr. Udvar-Házy announced his retirement from his executive role effective as of the date of the Annual Meeting. If elected at the Annual Meeting, Mr. Udvar-Házy intends to continue to serve on the Board of Directors as the Chairman of the Board until the Company’s 2026 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal.

Performance-Based Annual Incentives. Subject to the achievement of key business results for 2025, we plan to pay performance-based annual incentives for 2025 to recognize individuals based on their contributions to those results. The leadership development and compensation committee developed the following 2025 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting

Financial Metrics	100%

• Total Revenue	50%

• Adjusted Net Income Before Income Taxes (1)	50%
(1)	As defined and reported in the Company’s financial statements as filed with the SEC.

For 2025, the leadership development and compensation committee removed all strategic objectives from the Company’s annual cash bonus program to re-emphasize the Company’s focus on financial performance. As a result, the Company’s 2025 annual cash bonus program consists entirely of financial metrics.

As previously disclosed, our Executive Chairman announced his retirement from his executive role effective as of the Annual Meeting. As a result, Mr. Udvar-Házy’s 2025 annual incentive, as determined by the leadership, development and compensation committee in its sole discretion based on actual

2025 Proxy Statement  | Air Lease Corporation | 57

Company performance for the full 2025 year and the individual performance factor determined for Mr. Udvar-Hazy, will be prorated based on his actual days serving as Executive Chairman in 2025 and will be paid in cash.

Long-Term Equity Incentive Awards

We made long-term equity incentive awards to each of our NEOs (other than our Executive Chairman) on February 25, 2025 under the 2023 Equity Incentive Plan (the “2025 Awards”). These long-term equity incentive awards were in the form of Book Value, RSUs, TSR RSUs and Time-based RSUs:

2025 Long-term Equity Incentive Awards
25%
50%
25%
Book Value
TSR
Time-Based

Book Value RSUs. These awards comprise 50% of the total 2025 Awards, provide our executives with the incentive to increase the book value of the Company, which is the Company’s assets minus its liabilities, and is an important measure of the Company’s value as a capital-intensive business (acquiring and leasing commercial aircraft). The degree to which the 2025 Book Value RSUs will vest will depend on whether the Company, over a three-year performance period, meets the book value performance measure. The leadership development and compensation committee reset the beginning per share book value for the 2025 Book Value RSUs grants to the actual book value per share on December 31, 2024, so that the Company’s per share book value must increase from December 31, 2024 to December 31, 2027 for the shares to vest at the end of the three-year performance period. The 2025 Book Value RSUs cliff vest at the end of three years.

TSR RSUs. These awards comprise 25% of the total 2025 Awards, provide an incentive for our executives during the same three-year performance period to seek an overall increase in total stockholder return relative to the S&P 600 MidCap Index. The leadership development and compensation committee determined to use the S&P 600 MidCap Index for the 2025 Awards as a result of the Company being added to this index during 2024.

Time-based RSUs. These awards comprise 25% of the total 2025 Award, provide a retention incentive and vest in three annual installments of 33%, 33%, and 34% on February 25th in each of 2026, 2027, and 2028, respectively.

The chart below shows the number of shares of Class A Common Stock underlying the 2025 Awards at the time of grant:

Neo	Target /Maximum Number of Book Value RSUs	Target /Maximum Number of TSR RSUs	Number of Time-based RSUs

Mr. Plueger	52,877/105,754	26,438/52,876	26,438

Mr. Udvar-Házy	—	—	—

Mr. Levy	10,575/21,150	5,288/10,576	5,288

Ms. Forsyte	11,027/22,054	5,514/11,028	5,514

Mr. Willis	10,582/21,164	5,291/10,582	5,291

58 | Air Lease Corporation | 2025 Proxy Statement

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. However, certain amounts payable to executives pursuant to written binding contracts that were in effect on November 2, 2017 may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the leadership development and compensation committee notes this deductibility limitation. However, the committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible. Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including various forms of equity compensation). FASB ASC Topic 718 is taken into account by the leadership development and compensation committee when determining equity-based compensation awards.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The leadership development and compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Leadership Development and Compensation Committee

Cheryl Gordon Krongard, Chair

Marshall O. Larsen

Susan McCaw

Robert A. Milton

The foregoing report of the leadership development and compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

2025 Proxy Statement  | Air Lease Corporation | 59

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the years ended December 31, 2024, 2023 and 2022.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards* ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All other compensation ($)(3)	Total ($)
John L. Plueger Chief Executive Officer and President	2024	1,000,000	—	4,786,970		2,280,000		333,093	8,400,063
	2023	1,000,000	—	5,560,668		2,205,000		310,028	9,075,696
	2022	1,000,000	—	5,390,906		1,950,000		201,200	8,542,106
Steven F. Udvar-Házy Executive Chairman	2024	1,800,000	—	6,271,606	(4)	—	(4)	848,417	8,290,023
	2023	1,800,000	—	7,112,147	(4)	—	(4)	485,604	9,397,751
	2022	1,800,000	—	6,559,177	(4)	—	(4)	263,275	8,622,452
Grant A. Levy Executive Vice President	2024	887,500	—	1,002,591		1,014,600		52,243	2,956,934
	2023	870,833	—	1,062,249		1,286,250		62,117	3,281,449
	2022	845,000	—	1,085,433		1,127,100		48,089	3,105,622
Carol H. Forsyte(5) Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	2024	826,667	—	1,039,415		999,495		52,320	2,917,897
	2023	776,667	—	949,521		1,211,648		52,630	2,990,466
	2022	—	—	—		—		—	—
Gregory B. Willis Executive Vice President and Chief Financial Officer	2024	826,667	—	1,003,964		904,305		39,268	2,774,204
	2023	776,667	—	943,201		1,096,253		39,578	2,855,699
	2022	729,167	—	935,620		936,390		36,634	2,637,811

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)

Stock Awards: Except as noted in footnote 4, these amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 12 “Stock-based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The value of the full 2024 award for each of Messrs. Plueger, Udvar-Házy, Levy and Willis and Ms. Forsyte at 200% maximum performance for the Book Value and TSR RSUs is $8,425,642, $9,167,058, $1,764,683, $1,829,498, and $1,767,109.

(2)

Non-Equity Incentive Plan Compensation: The amount set forth for each of Messrs. Plueger, Levy and Willis and Ms. Forsyte represents his or her annual incentive award for the applicable year. In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs on March 13, 2025, the date the amount of his 2024 annual bonus was authorized for release by the leadership development and compensation committee. These RSUs cliff vest on the second anniversary of the date of grant. The number of RSUs granted to Mr. Udvar-Hazy are equal to the dollar amount of his 2024 cash bonus divided by the closing price of our common stock on the date of grant.

(3)

Premium Payments: In 2024, we paid premiums on term life insurance and long-term supplemental disability policies for Messrs. Plueger, Udvar-Házy, Levy and Willis and Ms. Forsyte, in the aggregate amounts of $72,614, $180,129, $16,863, $12,588, and $16,940, respectively.

401(k) Employer Matching Contributions: In 2024, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $35,380 for each of Messrs. Plueger, Udvar-Házy, Levy and Ms. Forsyte, and $26,680 for Mr. Willis, in accordance with our policy.

60 | Air Lease Corporation | 2025 Proxy Statement

Personal Aircraft Usage: In 2024, the incremental cost of the personal use of the Company aircraft for Messrs. Plueger and Udvar-Hazy was $225,099 and $632,908, respectively (see disclosure of Messrs. Plueger and Udvar-Házy’s personal use of company aircraft under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft).

(4)

In lieu of Mr. Udvar-Házy’s annual cash bonus, he was granted a stock bonus award in the form of RSUs. These RSUs cliff vest on the second anniversary of the date of grant. For his 2024 annual cash bonus the number of RSUs was equal to $2,462,400 (the dollar amount of his 2024 cash bonus) divided by $44.52 (the closing price of our common stock on the March 13, 2025 grant date). The value of these RSUs is included in the “Stock Awards” column which also includes the grant date fair value of Mr. Udvar-Házy’s 2024 annual long-term incentive RSUs of $3,809,206.

(5)

Ms. Forsyte became a NEO of the Company based on her compensation for the year ended December 31, 2023. In accordance with applicable SEC rules, only compensation information for the years in which she was a NEO is included in the table above.

2025 Proxy Statement  | Air Lease Corporation | 61

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2024.

			Estimated future payouts under Non-equity incentive plan awards		Estimated future payouts under Equity incentive plan awards					All Other Stock Awards (#)	Grant date fair value of stock and option awards ($)(4)
Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)		Maximum (#)(3)
Mr. Plueger
		Annual Bonus	2,000,000	4,000,000	—	—		—		—	—
	2/25/2024	Book Value RSU	—	—	135	57,457		114,914		—	2,296,556
	2/25/2024	TSR RSU	—	—	7,182	28,729		57,458		—	1,342,115
	2/25/2024	Time Vesting RSU	—	—	—	—		—		28,729	1,148,298
Mr. Udvar-Házy
		Annual Bonus	—	—	—	2,160,000	(5)	4,320,000	(5)	—	—
	2/25/2024	Book Value RSU	—	—	108	45,721		91,442		—	1,827,468
	2/25/2024	TSR RSU	—	—	5,715	22,861		45,722		—	1,067,984
	2/25/2024	Time Vesting RSU	—	—	—	—		—		22,861	913,754
Mr. Levy
		Annual Bonus	890,000	1,780,000	—	—		—		—	—
	2/25/2024	Book Value RSU	—	—	29	12,034		24,068		—	480,999
	2/25/2024	TSR RSU	—	—	1,504	6,017		12,034		—	281,093
	2/25/2024	Time Vesting RSU	—	—	—	—		—		6,017	240,499
Ms. Forsyte
		Annual Bonus	835,000	1,670,000	—	—		—		—	—
	2/25/2024	Book Value RSU	—	—	30	12,476		24,952		—	498,666
	2/25/2024	TSR RSU	—	—	1,560	6,238		12,476		—	291,417
	2/25/2024	Time Vesting RSU	—	—	—	—		—		6,238	249,333
Mr. Willis
		Annual Bonus	835,000	1,670,000	—	—		—		—	—
	2/25/2024	Book Value RSU	—	—	29	12,051		24,102		—	481,678
	2/25/2024	TSR RSU	—	—	1,506	6,025		12,050		—	281,466
	2/25/2024	Time Vesting RSU	—	—	—	—		—		6,025	240,819

(1)	Grant Date: The grant date for the RSU award is the effective date of grant approved by the leadership development and compensation committee of our Board of Directors.

(2)

Estimated future payouts under Equity incentive plan awards Threshold: (i) represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases 7.51% resulting in a 0.23% payout as of December 31, 2026, and (ii) represents the number of shares issuable under total stockholder return (TSR) RSUs if the company’s ranking within the S&P MidCap 400 Index is at the 25th percentile as of December 31, 2026.

(3)

Estimated future payouts under Equity incentive plan awards Maximum: (i) represents the number of shares issuable under the Book Value RSUs if the company’s per share book value increases to $68.34 or higher resulting in a 200% payout as of December 31, 2026, and (ii) represents the number of shares issuable under TSR RSUs if the company’s ranking within the S&P MidCap 400 Index is at 85th percentile or higher as of December 31, 2026.

62 | Air Lease Corporation | 2025 Proxy Statement

(4)

Grant date fair value of stock and option awards: The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 12 “Stock-based Compensation” to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(5)

Grant date fair value of stock and option awards: In lieu of Mr. Udvar-Házy’s cash bonus, he was granted a stock bonus award in the form of RSUs that cliff vest on the second anniversary of the date of grant. The number of RSUs granted are equal to the dollar amount of Mr. Udvar-Házy’s 2024 cash bonus divided by the closing price of our Class A common stock on the date of grant.

2025 Proxy Statement  | Air Lease Corporation | 63

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2024.

	Option awards				Stock awards*
Name	Grant date	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of Units that have not vested (#)	Market value of Units that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(1)
Mr. Plueger	2/25/2022	—	—	—	—	—	64,473(2)	3,108,243
	2/25/2022	—	—	—	—	—	27,791(3)	1,339,804
	2/25/2022	—	—	—	9,449(4)	455,536	—	—
	2/25/2023	—	—	—	—	—	60,651(5)	2,923,985
	2/25/2023	—	—	—	—	—	30,325(6)	1,461,968
	2/25/2023	—	—	—	20,318(7)	979,531	—	—
	2/25/2024	—	—	—	—	—	57,457(8)	2,770,002
	2/25/2024	—	—	—	—	—	28,729(9)	1,385,025
	2/25/2024	—	—	—	28,729(10)	1,385,025	—	—
Mr. Udvar-Házy	2/25/2022	—	—	—	—	—	44,863(2)	2,162,845
	2/25/2022	—	—	—	—	—	19,338(3)	932,285
	2/25/2022	—	—	—	6,575(4)	316,981	—	—
	2/25/2023	—	—	—	65,562(11)	3,160,744	—	—
	2/25/2023	—	—	—	—	—	42,941(5)	2,070,186
	2/25/2023	—	—	—	—	—	21,470(6)	1,035,069
	2/25/2023	—	—	—	14,385(7)	693,501	—	—
	2/25/2024	—	—	—	79,440(12)	3,829,802	—	—
	2/25/2024	—	—	—	—	—	45,721(8)	2,204,209
	2/25/2024	—	—	—	—	—	22,861(9)	1,102,129
	2/25/2024	—	—	—	22,861(10)	1,102,129	—	—
Mr. Levy	2/25/2022	—	—	—	—	—	12,980(2)	625,766
	2/25/2022	—	—	—	—	—	5,596(3)	269,783
	2/25/2022	—	—	—	1,903(4)	91,744	—	—
	2/25/2023	—	—	—	—	—	11,586(5)	558,561
	2/25/2023	—	—	—	—	—	5,793 (6)	279,281
	2/25/2023	—	—	—	3,882(7)	187,151	—	—
	2/25/2024	—	—	—	—	—	12,034(8)	580,159
	2/25/2024	—	—	—	—	—	6,017(9)	290,080
	2/25/2024	—	—	—	6,017(10)	290,080	—	—
Ms. Forsyte	2/25/2022	—	—	—	—	—	11,184(2)	539,181
	2/25/2022	—	—	—	—	—	4,822(3)	232,469
	2/25/2022	—	—	—	1,640(4)	79,064	—	—
	2/25/2023	—	—	—	—	—	10,357(5)	499,311
	2/25/2023	—	—	—	—	—	5,178 (6)	249,631
	2/25/2023	—	—	—	3,470(7)	167,289	—	—
	2/25/2024	—	—	—	—	—	12,476(8)	601,468
	2/25/2024	—	—	—	—	—	6,238(9)	300,734
	2/25/2024	—	—	—	6,238(10)	300,734	—	—
Mr. Willis	2/25/2022	—	—	—	—	—	11,190(2)	539,470
	2/25/2022	—	—	—	—	—	4,823(3)	232,517
	2/25/2022	—	—	—	1,640(4)	79,064	—	—
	2/25/2023	—	—	—	—	—	10,287(5)	495,936
	2/25/2023	—	—	—	—	—	5,144 (6)	247,992
	2/25/2023	—	—	—	3,447(7)	166,180	—	—
	2/25/2024	—	—	—	—	—	12,051(8)	580,979
	2/25/2024	—	—	—	—	—	6,025(9)	290,465
	2/25/2024	—	—	—	6,025(10)	290,465	—	—

*	Shares underlying the Stock Awards are shares of Class A Common Stock.

64 | Air Lease Corporation | 2025 Proxy Statement

(1)	The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2024, the last trading day of 2024, which was $48.21.

(2)

The Book Value RSUs granted to our NEOs on February 25, 2022, cliff vest at the end of the three-year performance period, which commenced on January 1, 2022, but only if the Company has met certain per share book value targets as of December 31, 2024. The leadership development and compensation committee certified the performance and authorized the release of 116% of the Book Value RSUs in February 2025.

(3)

The TSR RSUs granted to our NEOs on February 25, 2022, cliff vest at the end of the three-year performance period, which ran from January 1, 2022 through December 31, 2024, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The leadership development and compensation committee certified the performance and authorized the release of 100% of the TSR RSUs in February 2025.

(4)

The Time Vesting RSUs granted to our NEOs on February 25, 2022, vest annually in three installments. The first installment of 33% vested on February 25, 2023, the second installment of 33% vested on February 25, 2024, and the third installment of 34% vested on February 25, 2025.

(5)

The Book Value RSUs granted to our NEOs on February 25, 2023, cliff vest at the end of the three-year performance period, which commenced on January 1, 2023, but only if the Company has met certain per share book value targets as of December 31, 2025. The number of Book Value RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(6)

The TSR RSUs granted to our NEOs on February 25, 2023, cliff vest at the end of the three-year performance period, which runs from January 1, 2023 through December 31, 2025, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for two years of a three-year performance period. The projected value for this award is at target.

(7)

The Time Vesting RSUs granted to our NEOs on February 25, 2023, vest annually in three installments. The first installment of 33% vested on February 25, 2024, the second installment of 33% vested on February 25, 2025, and the third installment of 34% will vest on February 25, 2026.

(8)

The Book Value RSUs granted to our NEOs on February 25, 2024, cliff vest at the end of the three-year performance period, which commenced on January 1, 2024, but only if the Company has met certain per share book value targets as of December 31, 2026. The number of Book Value RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(9)

The TSR RSUs granted to our NEOs on February 25, 2024, cliff vest at the end of the three-year performance period, which runs from January 1, 2024 through December 31, 2026, and the number of shares issuable will depend on our ranking within the S&P MidCap 400 Index. The number of TSR RSUs is a projected value as the shares have only performed for one year of a three-year performance period. The projected value for this award is at target.

(10)

The Time Vesting RSUs granted to our NEOs on February 25, 2024, vest annually in three installments. The first installment of 33% vested on February 25, 2025, the second installment of 33% will vest on February 25, 2026, and the third installment of 34% will vest on February 25, 2027.

2025 Proxy Statement  | Air Lease Corporation | 65

(11)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 25, 2023 in lieu of his cash bonus cliff vested on February 25, 2025 and were released. The number of RSUs granted is equal to the dollar amount of Mr. Udvar-Házy’s 2022 cash bonus divided by the closing price of our common stock on the date of grant.

(12)

The Time Vesting RSUs granted to Mr. Udvar-Házy on February 25, 2024 in lieu of his cash bonus will cliff vest on February 25, 2026. The number of RSUs granted is equal to the dollar amount of Mr. Udvar-Házy’s 2023 cash bonus divided by the closing price of our common stock on the date of grant.

66 | Air Lease Corporation | 2025 Proxy Statement

Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2024.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Mr. Plueger	—	—	92,683	3,896,753
Mr. Udvar-Házy	—	—	154,343	6,300,299
Mr. Levy	—	—	17,132	719,738
Ms. Forsyte	—	—	19,425	818,584
Mr. Willis	—	—	19,456	819,931

(1)

Shares acquired were from awards made in 2021, 2022 and 2023, including, for Mr. Udvar-Házy, his 2021 annual bonus RSUs granted in February 2022 which cliff vested in February 2024. Shares acquired (i) includes book value and TSR performance awards for which the performance period ended on December 31, 2023 but for which the leadership development and compensation committee did not certify the results and authorize the release of the underlying shares until February 2024, and (ii) does not include book value and TSR performance awards for which the performance period ended on December 31, 2024 but for which the leadership development and compensation committee did not certify the results and authorize the release of the underlying shares until February 2025.

(2)

Represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the applicable vesting date or, if the vesting date was not a trading day, the last trading day before the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

Employment Agreements with the Company

Our Company does not have any employment agreements with its NEOs. However, the Company has entered into a dual employment assignment with Mr. Plueger, Chief Executive Officer and President, to formalize his activities with the Company’s Irish leasing platform. Pursuant to this dual assignment, Mr. Plueger continues in his role as an employee of the Company, but is also an employee of ALC Aircraft Limited, a wholly-owned subsidiary of the Company, (“ALC Ireland”), as an Executive Officer of Marketing. In connection with Mr. Plueger’s assignment in Ireland, ALC Ireland has entered into an employment agreement with him, effective March 1, 2023, describing his employment with ALC Ireland (the “Ireland Employment Agreement”). The severance and termination benefits for Mr. Plueger did not increase as a result of the entry into the Ireland Employment Agreement, as the Ireland Employment Agreement is intended to allocate payment obligations for Mr. Plueger’s base salary compensation between the Company and ALC Ireland based on the time he is expected to devote to matters at ALC Ireland.

In addition, the Company previously entered into a dual employment assignment with Mr. Udvar-Házy, Executive Chairman to formalize his activities with the Company’s Irish leasing platform. This dual employment assignment will terminate as of the Annual Meeting in connection with Mr. Udvar-Házy’s retirement from his executive role. See “Letter Agreement, Ireland Employment Agreement and Severance Agreement with Mr. Udvar-Házy” below for more information.

2025 Proxy Statement  | Air Lease Corporation | 67

Ireland Employment Agreement and Other Employment Arrangements with our Chief Executive Officer and President

Ireland Employment Agreement. Mr. Plueger’s Ireland Employment Agreement provides that ALC Ireland will pay Mr. Plueger a gross salary of €292,000 per annum (subject to tax and other deductions required by law or provided for under Mr. Plueger’s Ireland Employment Agreement), which represents approximately 30% of Mr. Plueger’s total annual base salary of $1,000,000 approved by the Company’s leadership development and compensation committee (the “Plueger Annual Salary”). As a result of the dual employment assignment and pursuant to the Plueger Letter Agreement described below, the Company will be responsible for payment of the remaining 70% of the Plueger Annual Salary. Mr. Plueger is expected to devote 30% of his working time to his duties as Executive Officer of Marketing for ALC Ireland in accordance with the terms of his Ireland Employment Agreement.

The Ireland Employment Agreement is for a fixed term, beginning on March 1, 2023 and automatically ending on March 1, 2028. During the course of the fixed term, the Ireland Employment Agreement may be terminated by (i) either party upon providing written notice as set out in the Minimum Notice and Terms of Employment Act of 1973 (as may be amended from time to time), which currently is between one week for less than two weeks of service with ALC Ireland and eight weeks for 15 years or more of service, or (ii) ALC Ireland, in its sole discretion, without notice if it provides payment of one year’s salary to Mr. Plueger under the Ireland Employment Agreement. Additionally, under the Ireland Employment Agreement, ALC Ireland may terminate Mr. Plueger’s employment with immediate effect at any time without notice or payment in lieu of notice if Mr. Plueger (i) is found guilty of gross misconduct or (ii) in other circumstances which justify summary dismissal. If Mr. Plueger’s employment by the Company is terminated, his employment by ALC Ireland under the Ireland Employment Agreement shall immediately cease, subject to any applicable termination payments described above.

The Company has also entered into a letter agreement, effective as of February 14, 2023, with Mr. Plueger (the “Letter Agreement”) which confirm the terms of Mr. Plueger’s compensation and other benefits with the Company while he provides services concurrently to ALC Ireland, including that (i) the Company will pay the remainder of the Plueger Annual Salary; (ii) Mr. Plueger is eligible to participate in the Company’s annual performance-based incentive bonuses and long-term equity incentive awards; (iii) Mr. Plueger is eligible for the Company’s other benefits and retirement program; and (iv) Mr. Plueger is eligible to receive payments under his Severance Agreement with the Company, and such payments will be calculated based on his total compensation from the Company and ALC Ireland, subject to the conditions of the Letter Agreement. The Letter Agreement also provides that the Company will (i) assist Mr. Plueger in assessing tax obligations under Ireland and U.S. federal and state tax laws at the Company’s expense and (ii) provide tax equalization, including gross-ups, to help defray additional tax liabilities associated with his employment in Ireland, if Mr. Plueger’s employment by ALC Ireland results in him incurring increased personal tax liabilities. The Letter Agreement also specifies that termination of Mr. Plueger’s employment under the Ireland Employment Agreement does not automatically terminate his employment with the Company. The termination of Mr. Plueger’s employment with the Company will however automatically terminate his employment with ALC Ireland pursuant to the Ireland Employment Agreement.

Other Employment Arrangements. In connection with Mr. Plueger becoming our Chief Executive Officer and President, the Company entered into a Severance Agreement with him, effective July 1, 2016. As described in the discussion and tables below, Mr. Plueger’s Severance Agreement and the Executive Severance Plan that became effective February 22, 2017, as amended May 3, 2017, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances, including following a change in control. Certain of our employee benefits plans, including our 2014 Equity Incentive Plan, 2023 Equity Incentive Plan and our NEOs’ award agreements under each

68 | Air Lease Corporation | 2025 Proxy Statement

of the plans, also provide for such benefits. Although an employee is entitled to severance benefits under any applicable Company agreement, an employee’s benefit under the Executive Severance Plan will be reduced by any other severance or termination payments received; currently the Executive Severance Plan provides the maximum severance or termination payments to be received.

Severance Agreement with our Chief Executive Officer and President

Severance Agreement with Mr. Plueger. The Severance Agreement between the Company and Mr. Plueger was effective as of July 1, 2016, with a three year term ending July 1, 2019, subject to automatic additional one-year extensions, unless terminated by either party with at least 90 days’ notice (the “Term”). Except with respect to the equity award provisions described below, the Severance Agreement provides for severance benefits that are substantially similar to the severance benefits previously provided in Mr. Plueger’s now-terminated employment agreement.

Termination Provisions under the Severance Agreement. The terms of Mr. Plueger’s Severance Agreement relating to termination of employment are described below:

(i)

Termination without Cause or by Mr. Plueger for Good Reason Other Than within 24 months of a Change in Control. If Mr. Plueger’s employment is terminated by us without Cause or by Mr. Plueger for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•

two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination, payable in substantially equal installments over the two-year period following the termination of his employment; and

•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)

Termination without Cause or Mr. Plueger for Good Reason within 24 months of a Change in Control. If the termination described above is within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan (which includes the 2023 Equity Incentive Plan), subject in certain circumstances to delivering certain releases and/or agreements, Mr. Plueger will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;

2025 Proxy Statement  | Air Lease Corporation | 69

•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;
•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•

if any of Mr. Plueger’s benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)

Termination due to disability or death. If Mr. Plueger’s employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition, he will be entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurs; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)

Termination for Cause or by Mr. Plueger without Good Reason. If Mr. Plueger’s employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” is defined for the purposes of the Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provides that in the event of termination of Mr. Plueger’s employment pursuant to clauses (iii) or (iv), the Company shall provide Mr. Plueger with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). Mr. Plueger may not be terminated for “Cause” unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote required pursuant to the bylaws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

“Good Reason” under the Severance Agreement includes (i) the material reduction of Mr. Plueger’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his then current office location. Mr. Plueger must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute “Good Reason”.

Mr. Plueger will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under the Severance Agreement will be subject to offset in the event that he does mitigate.

Equity Award Arrangements with our Chief Executive Officer and President

Mr. Plueger was granted Time-based RSUs in 2024 that vest annually in three installments of 33%, 33% and 34%, respectively, on the anniversary of the date of grant; provided however, if his employment is terminated prior to vesting (i) without Cause or for Good Reason (as such terms are defined in the award

70 | Air Lease Corporation | 2025 Proxy Statement

agreement) within twenty-four months of a Change in Control (as such term is defined in the award agreement) or if his employment is terminated by reason of death or Disability (as such term is defined in the award agreement), the RSUs will immediately vest in full or (ii) without Cause or for Good Reason outside of twenty-four months of a Change in Control prior to vesting, the RSUs will pro rata vest through the date of termination.

Letter Agreement, Ireland Employment Agreement and Severance Agreement with Mr. Udvar-Házy

Ireland Employment Agreement. The Company previously entered into a dual employment assignment with Mr. Udvar-Házy to formalize his activities with the Company’s Irish leasing platform. Pursuant to this dual assignment, Mr. Udvar-Házy continued in his role as an employee of the Company but also served as an employee of ALC Aircraft Limited, a wholly-owned subsidiary of the Company, (“ALC Ireland”), as an Executive Officer of Marketing. In connection with Mr. Udvar-Házy’s assignment in Ireland, ALC Ireland entered into an employment agreement with Mr. Udvar-Házy, effective March 1, 2023, describing his employment with ALC Ireland (the “Ireland Employment Agreement”).

Mr. Udvar-Házy’s Ireland Employment Agreement provided that ALC Ireland would pay Mr. Udvar-Házy a gross salary of €875,000 per annum (subject to tax and other deductions required by law or provided for under Mr. Udvar-Házy’s Ireland Employment Agreement), which represented approximately 50% of Mr. Udvar-Házy’s total annual base salary of $1,800,000 approved by the Company’s leadership development and compensation committee (the “Udvar-Házy Annual Salary”). As a result of the dual employment assignment and pursuant to the Udvar-Házy Letter Agreement described below, the Company was responsible for payment of the remaining 50% of the Udvar-Házy Annual Salary. Mr. Udvar-Házy was expected to devote 50% of his working time to his duties as Executive Officer of Marketing for ALC Ireland in accordance with the terms of his Ireland Employment Agreement.

The Ireland Employment Agreement was for a fixed term, beginning on March 1, 2023 and automatically ending on March 1, 2028. During the course of the fixed term, the Ireland Employment Agreement could be terminated by (i) either party upon providing written notice as set out in the Minimum Notice and Terms of Employment Act of 1973 (as may be amended from time to time), which currently is between one week for less than two weeks of service with ALC Ireland and eight weeks for 15 years or more of service, or (ii) ALC Ireland, in its sole discretion, without notice if it provided payment of one year’s salary to Mr. Udvar-Házy under the Ireland Employment Agreement. Additionally, under the Ireland Employment Agreement, ALC Ireland could terminate Mr. Udvar-Házy’s employment with immediate effect at any time without notice or payment in lieu of notice if Mr. Udvar-Házy (i) was found guilty of gross misconduct or (ii) in other circumstances which justified summary dismissal. If Mr. Udvar-Házy employment by the Company was terminated, his employment by ALC Ireland under the Ireland Employment Agreement would immediately cease, subject to any applicable termination payments described in the Ireland Employment Agreement. Mr. Udvar-Házy’s Ireland Employment Agreement will terminate as of the Annual Meeting in connection with Mr. Udvar-Házy’s retirement from his executive role with the Company.

Ireland Letter Agreement. The Company previously entered into an Irish letter agreement, effective as of February 14, 2023, with Mr. Udvar-Házy (the “Irish Letter Agreement”) which confirmed the terms of Mr. Udvar-Házy’s compensation and other benefits with the Company while he provided services concurrently to ALC Ireland, including that (i) the Company would pay the remainder of the Udvar-Házy Annual Salary; (ii) Mr. Udvar-Házy was eligible to participate in the Company’s annual performance-based incentive bonuses and long-term equity incentive awards; (iii) Mr. Udvar-Házy was eligible for the Company’s other benefits and retirement program; and (iv) Mr. Udvar-Házy was eligible to receive payments under his Severance Agreement (described below) with the Company, and such payments would be calculated based on his total compensation from the Company and ALC Ireland, subject to the

2025 Proxy Statement  | Air Lease Corporation | 71

conditions of the Irish Letter Agreement. The Irish Letter Agreement also provided that the Company would (i) assist Mr. Udvar-Házy in assessing tax obligations under Ireland and U.S. federal and state tax laws at the Company’s expense and (ii) provide tax equalization, including gross-ups, to help defray additional tax liabilities associated with his employment in Ireland, if Mr. Udvar-Házy’s employment by ALC Ireland results in him incurring increased personal tax liabilities. The Irish Letter Agreement also specified that termination of Mr. Udvar-Házy’s employment under the Ireland Employment Agreement did not automatically terminate his employment with the Company. The termination of Mr. Udvar-Házy’s employment with the Company would however automatically terminate his employment with ALC Ireland pursuant to the Ireland Employment Agreement. Mr. Udvar-Házy’s Irish Letter Agreement will terminate as of the Annual Meeting in connection with Mr. Udvar-Házy’s retirement from his executive role with the Company, subject to any tax equalization obligations accrued through the date of the Annual Meeting.

Severance Agreement. The Severance Agreement between the Company and Mr. Udvar-Házy was effective as of July 1, 2016, with a three year term ending July 1, 2019, subject to automatic additional one-year extensions, unless terminated by either party with at least 90 days’ notice (the “Term”). As described below, payments to Mr. Udvar-Házy under the Letter Agreement (as defined below) satisfy any compensation or benefits that may have been due under the Severance Agreement.

Termination Provisions under the Severance Agreement. The terms of Mr. Udvar-Házy’s Severance Agreement relating to termination of employment are described below:

(i)

Termination without Cause or by Mr. Udvar-Házy for Good Reason Other Than within 24 months of a Change in Control. If Mr. Udvar-Házy’s employment was terminated by us without Cause or by Mr. Udvar-Házy for Good Reason (other than within 24 months of a change in control), as defined in his Severance Agreement and described below, he would have been entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	a prorated annual bonus with respect to the calendar year in which such termination occurred based on actual Company performance;
•	salary continuation, continued health coverage, and continued payment by us of the premiums for his group term life insurance policy until the second anniversary of the date of such termination;
•

two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination, payable in substantially equal installments over the two-year period following the termination of his employment; and

•	pro rata vesting based on actual Company performance for any then current performance periods for performance-based equity awards granted during the Term of the Severance Agreement.

(ii)

Termination without Cause or by Mr. Udvar-Házy for Good Reason within 24 months of a Change in Control. If the termination described above was within 24 months of a Change in Control, as defined under the 2014 Equity Incentive Plan and any successor plan (which includes the 2023 Equity Incentive Plan), subject in certain circumstances to delivering certain releases and/or agreements, he would have been entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;
•	pro rata payout of the target annual bonus for the year in which the termination occurred;

72 | Air Lease Corporation | 2025 Proxy Statement

•	a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;
•	a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for a period of two years;
•	a lump sum cash payment of the premiums for his group term life insurance for a period of two years;
•	full vesting at target level of performance for performance-based equity awards granted during the Term of the Severance Agreement; and
•

if any of Mr. Udvar-Házy’s benefits are parachute payments, Mr. Udvar-Házy would have been entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)

Termination due to disability or death. If Mr. Udvar-Házy’s employment was terminated due to disability or death, he, his estate or his beneficiaries would have been entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition, he would have been entitled to receive the following:

•	a prorated annual bonus with respect to the calendar year in which such termination occurred; and
•	continued vesting based on actual Company performance for performance-based equity awards granted during the Term of the Severance Agreement.

(iv)

Termination for Cause or by Mr. Udvar-Házy without Good Reason. If Mr. Udvar-Házy’s employment was terminated for cause, or he terminated his employment without Good Reason, he would have been entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

“Cause” was defined for the purposes of the Severance Agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties; or (iv) breach in any material respect of the terms and provisions of the Severance Agreement. The Severance Agreement provided that in the event of termination of Mr. Udvar-Házy’s employment pursuant to clauses (iii) or (iv), the Company would have provided him with a notice of termination not more than 30 days following the occurrence of such event (or if later, the Company’s actual knowledge of such event). Mr. Udvar-Házy would not be terminated for “Cause” unless such termination was approved by a vote of the majority of the entire Board of Directors (or such other vote required pursuant to the bylaws of the Company) at a meeting duly called and held at which Mr. Udvar-Házy had the right to be present and be heard.

“Good Reason” under the Severance Agreement included (i) the material reduction of Mr. Udvar-Házy’s authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company or the failure to report directly to the Board of Directors; (ii) a reduction in his then current annual salary; or (iii) the relocation of his office more than 35 miles from his then current office location. Mr. Udvar-Házy’ was required to provide us with notice and a 30-day cure period, and if cured, the event or condition at issue would not have constituted “Good Reason”.

Mr. Udvar-Házy had no obligation to mitigate damages in the event of a termination of his employment, and no payments under his Severance Agreement would have been subject to offset in the event that he did not mitigate.

2025 Proxy Statement  | Air Lease Corporation | 73

Letter Agreement. On March 13, 2025, the Company, ALC Ireland and Mr. Udvar-Házy entered into a letter agreement (the “Letter Agreement”), specifying the terms of his retirement from the Company and ALC Ireland effective as of the date of the Annual Meeting (the “Retirement Date”), and his transition to Chairman of the Company. The Letter Agreement provides that Mr. Udvar-Házy will be entitled to retirement benefits that are based on the benefits to which he is currently entitled under his Severance Agreement with the Company and his existing equity award agreements with the Company (the “Award Agreements”). In consideration of Mr. Udvar-Házy’s acceptance of the Letter Agreement, and acceptance and delivery of certain associated releases, he will be entitled to receive the following: (i) salary continuation at his current annual base salary of $1.8 million and continued health coverage until the second anniversary of the Retirement Date; (ii) an amount equal to approximately $5.6 million, representing two times the average of his prior three annual bonus payments received during the 36-month period immediately prior to the Retirement Date, payable in cash in substantially equal installments over the two-year period following the Retirement Date; (iii) a prorated cash bonus with respect to 2025 based on actual Company performance for the full year payable on or before March 15, 2026; and (iv) continued vesting of his outstanding restricted stock units (“RSUs”), as described below. The Letter Agreement also provides that the Board will nominate and recommend Mr. Udvar-Házy for election as a director to serve as Chairman at the Annual Meeting. If elected, his role as Chairman will consist of attending and presiding over Company stockholder and Board meetings, and performing such other duties and responsibilities as may be requested by the Board. If the Company’s stockholders do not elect Mr. Udvar-Házy to serve as Chairman at the Annual Meeting, or if he is elected and he breaches the material terms of the Letter Agreement or a Cause Event (as defined in the Letter Agreement) occurs, he has agreed to promptly retire from the Board in accordance with the Company’s Governance Guidelines. Pursuant to the Letter Agreement and consistent with the terms of the Award Agreements, his outstanding RSUs will continue to vest in accordance with their terms during his service as Chairman. Any RSUs that vest during Mr. Udvar-Házy’s service as Chairman will be settled in the ordinary course. Any RSUs that vest as a result of Mr. Udvar-Házy’s retirement from the role of Chairman (other than for the occurrence of a Cause Event) will be settled six months following the date of such retirement. If Mr. Udvar-Házy ceases to serve as Chairman due to the occurrence of a Cause Event, vesting of all of his then outstanding RSUs will cease and they will be subject to the terms of the Award Agreements. The Letter Agreement provided notice of termination of Mr. Udvar-Házy’s Ireland Employment Agreement and the benefits provided pursuant to the Letter Agreement supersede any benefits that would be due pursuant to Mr. Udvar-Házy’s Ireland Employment Agreement and Severance Agreement (both as described above). During Mr. Udvar-Hazy’s service as Chairman, he will receive the compensation described in the section entitled “Director Compensation.”

Following his retirement or resignation from the role of Chairman, Mr. Udvar-Hazy will continue to bound his obligations concerning confidentiality, non-solicitation, and assignment of rights to intellectual property, and he will also be subject to six-month non-competition, and mutual non-disparagement, obligations with respect to the Company and its affiliates.

Executive Severance Plan

The Board of Directors approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), as amended May 3, 2017. Under the Severance Plan, Company employees who are senior vice presidents and above, who are designated by the leadership development and compensation committee (or persons appointed by the committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The leadership development and compensation committee has designated our executive and senior vice presidents as participants. The Chief Executive Officer and President is not a participant because he is a party to an individual severance agreement. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with confidentiality provisions as set forth in the Severance Plan.

74 | Air Lease Corporation | 2025 Proxy Statement

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control. If a Covered Employee’s employment is terminated by the Company without Cause, as defined in the Severance Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan and any successor plan (which includes the 2023 Equity Incentive Plan), the Covered Employee will be entitled to receive the following:

•

accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);

•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;
•	immediate pro rata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);
•

an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;

•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;
•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and
•	pro rata vesting through date of termination for outstanding time-based equity awards.

Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control. If a Covered Employee’s employment is terminated by the Company without Cause or is terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;
•	pro rata payout of the target annual bonus for the year in which the termination occurs;
•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;
•

a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;

•

a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and
•	full vesting for outstanding time-based equity awards.

Termination due to disability or death.  If a Covered Employee’s employment is terminated due to disability or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive:

•	Accrued Benefits;
•	a prorated annual bonus with respect to the calendar year in which such termination occurs;

2025 Proxy Statement  | Air Lease Corporation | 75

•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and
•	full vesting for outstanding time-based equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board of Directors may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2024. For payments provided to Mr. Udvar-Házy, we have also described the actual benefits he will receive in connection with his retirement from his executive role effective at the Annual Meeting above under the section “Letter Agreement, Ireland Employment Agreement and Severance Agreement with Mr. Udvar-Házy”. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Under the terms of the 2014 Equity Incentive Plan and the award agreements outstanding under the 2023 Equity Incentive Plan, under which all outstanding equity awards granted to our NEOs through the end of 2024 were made, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his or her employment.

76 | Air Lease Corporation | 2025 Proxy Statement

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$8,940,000	(a)	$2,280,000	(b)	$—	$11,000,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	1,427,280	(d)	2,820,092	(e)	—	2,820,092	(e)
Performance Vested RSUs	—	8,757,025	(f)	12,989,027	(g)	—	12,989,027	(g)
Benefits and perquisites
Term life insurance	—	10,892	(h)	—		—	10,892	(h)
Benefits	—	89,424	(i)	—		—	89,424	(i)
Total	$—	$19,224,621		$18,089,119		$—	$26,909,435

(a)

Represents the aggregate of Mr. Plueger’s annual bonus for 2024 based on actual company performance, salary continuation at an annual rate of $1.0 million through December 31, 2026, and two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Plueger’s annual bonus for 2024 based on actual company performance.

(c)	Represents the aggregate of Mr. Plueger’s target annual bonus for 2024 and three times the sum of his base salary and target annual bonus for 2024.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(e)	Represents full vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(f)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. $4,448,047 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(g)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes full vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes full vesting. $4,448,047 of this value represents awards for which the

2025 Proxy Statement  | Air Lease Corporation | 77

performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Plueger that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Plueger is $1.0 million.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2024.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$12,772,800	(a)	$2,462,400	(b)	$—	$14,040,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	5,582,366	(d)	9,103,157	(e)	—	9,103,157	(e)
Performance Vested RSUs	—	6,267,412	(f)	9,506,723	(g)	—	9,506,723	(g)
Benefits and perquisites
Term life insurance	—	10,560	(h)	—		—	10,560	(h)
Benefits	—	89,424	(i)	—		—	89,424	(i)
Total	$—	$24,722,562		$21,072,280		$—	$32,749,864

(a)

Represents the aggregate of Mr. Udvar-Házy’s annual bonus for 2024 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2026, and two times the average of the annual bonus payments received during the thirty-six-month period immediately prior to his date of termination.

(b)	Represents the amount of Mr. Udvar-Házy’s annual bonus for 2024 based on actual company performance.

(c)	Represents the aggregate of Mr. Udvar-Házy’s target annual bonus for 2024 and three times the sum of his base salary and target annual bonus for 2024.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2022, February 2023, February 2024 and the Bonus RSUs granted in 2023 and 2024.

(e)

Represents full vesting for the time vested RSUs granted in February 2022, February 2023, February 2024 and the Bonus RSUs granted in 2023 and 2024. This full vesting for the Bonus RSUs would also apply in the event of a retirement as approved by the leadership development and compensation committee.

(f)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400

78 | Air Lease Corporation | 2025 Proxy Statement

MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. $3,095,130 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(g)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes full vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes full vesting. $3,095,130 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(h)

Represents the premium payments on the group term life insurance policy for Mr. Udvar-Házy that the Company would continue to pay. The total amount payable under the group term life insurance policy for Mr. Udvar-Házy is $500,000.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2024.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$3,225,650	(a)	$1,014,600	(b)	$—	$4,450,000	(c)
Acceleration of vesting of equity awards
Time Vested RSUs	—	284,366	(d)	568,974	(e)	—	568,974	(e)
Performance Vested RSUs	—	1,744,190	(f)	2,603,629	(g)	—	2,603,629	(g)
Benefits and perquisites
Term life insurance	—	—		—		—	—
Benefits	—	63,003	(h)	—		—	126,006	(i)
Total	$—	$5,317,209		$4,187,203		$—	$7,748,609

(a)	Represents the aggregate of Mr. Levy’s annual bonus for 2024 based on actual company performance, salary for 2024 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Levy’s annual bonus for 2024 based on actual company performance.

(c)	Represents the aggregate of Mr. Levy’s target annual bonus for 2024 and two times 2024 annual salary and target bonus.

2025 Proxy Statement  | Air Lease Corporation | 79

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(e)	Represents full vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(f)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. $895,549 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(g)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes full vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes full vesting. $895,549 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2024.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2024.

Post-employment and change in control payments—Ms. Forsyte

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$3,013,803	(a)	$999,495	(b)	$—	$4,175,000	(c)

Acceleration of vesting of equity awards

Time Vested RSUs	—	263,115	(d)	547,087	(e)	—	547,087	(e)

Performance Vested RSUs		1,571,678	(f)	2,422,794	(g)	—	2,422,794	(g)

Benefits and perquisites

Term life insurance	—	—		—		—	—

Benefits	—	63,003	(h)	—		—	126,006	(i)

Total	$—	$4,911,599		$3,969,376		$—	$7,270,887

(a)	Represents the aggregate of Ms. Forsyte’s annual bonus for 2024 based on actual company performance, salary for 2024 and average of paid annual bonuses over the most recent three bonus payments.

80 | Air Lease Corporation | 2025 Proxy Statement

(b)	Represents the amount of Ms. Forsyte’s annual bonus for 2024 based on actual company performance.

(c)	Represents the aggregate of Ms. Forsyte’s target annual bonus for 2024 and two times 2024 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(e)	Represents full vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(f)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. $771,649 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(g)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes full vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes full vesting. $771,649 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2024.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2024.

2025 Proxy Statement  | Air Lease Corporation | 81

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,857,853	(a)	$904,305	(b)	$—	$4,175,000	(c)

Acceleration of vesting of equity awards

Time Vested RSUs	—	259,528	(d)	535,710	(e)	—	535,710	(e)

Performance Vested RSUs		1,558,420	(f)	2,387,359	(g)	—	2,387,359	(g)

Benefits and perquisites

Term life insurance	—	—		—		—	—

Benefits	—	63,003	(h)	—		—	126,006	(i)

Total	$—	$4,738,804		$3,827,374		$—	$7,224,075

(a)	Represents the aggregate of Mr. Willis’ annual bonus for 2024 based on actual company performance, salary for 2024 and average of paid annual bonuses over the most recent three bonus payments.

(b)	Represents the amount of Mr. Willis’ annual bonus for 2024 based on actual company performance.

(c)	Represents the aggregate of Mr. Willis’ target annual bonus for 2024 and two times 2024 annual salary and target bonus.

(d)	Represents pro-rata vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(e)	Represents full vesting for the time vested RSUs granted in February 2022, February 2023, and February 2024.

(f)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes pro-rata vesting. $771,987 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(g)

With respect to the Book Value RSUs granted in February 2022 for which the performance period ended December 31, 2024, assumes vesting of 116% based on our achievement of established book value goals. With respect to the Book Value RSUs granted in February 2023 and February 2024, assumes full vesting. With respect to TSR RSUs granted in February 2022, assumes vesting of 100% of TSR RSUs based on our 55th percentile ranking in the S&P 400 MidCap Index

82 | Air Lease Corporation | 2025 Proxy Statement

as of December 31, 2024. With respect to TSR RSUs granted in February 2023 and February 2024, assumes full vesting. $771,987 of this value represents awards for which the performance period ended on December 31, 2024 and for which the underlying shares were released in February 2025.

(h)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for one year, based on rates as of December 31, 2024.

(i)	Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage for two years, based on rates as of December 31, 2024.

2025 Proxy Statement  | Air Lease Corporation | 83

Pay versus Performance

The following table details summary compensation and compensation actually paid to or earned by our NEOs during the years ended December 31, 2024, 2023, 2022, 2021 and 2020, along with a comparison to total shareholder return, net income/(loss) and total revenues.

Year (a)	Summary Compensation Table Total for PEO ($)(1) (b)	Compensation Actually Paid to PEO ($)(2)(3) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income/ (Loss) ($) (h)	Total Revenues ($) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($)(4) (g)

2024	8,400,063	10,247,376	4,392,265	4,663,286	111.73	115.45	427,704,189	2,733,657,011

2023	9,075,696	12,045,399	4,631,341	5,540,994	95.42	113.49	614,621,739	2,684,976,931

2022	8,542,106	3,063,639	4,529,509	2,868,293	85.65	105.55	(97,023,569)	2,317,301,726

2021	9,148,993	7,043,334	4,854,198	3,539,016	96.70	128.48	436,631,102	2,088,388,782

2020	5,993,815	2,710,009	3,104,420	2,424,094	95.66	95.56	516,263,698	2,015,438,999

(1)	For the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020 our PEO and remaining NEOs were as follows:

Year	PEO	Non-PEO NEOs

2024	Mr. Plueger	Messrs. Udvar-Hazy, Levy, and Willis, and Ms. Forsyte

2023	Mr. Plueger	Messrs. Udvar-Hazy, Levy, and Willis, and Ms. Forsyte

2022	Mr. Plueger	Messrs. Udvar-Hazy, Levy, Willis, Korde and Chen

2021	Mr. Plueger	Messrs. Udvar-Hazy, Levy, Korde and Willis

2020	Mr. Plueger	Messrs. Udvar-Hazy, Levy, Willis and Chen

(2)
The amounts shown for compensation actually paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by our NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

84 |
Air Lease Corporation
 | 2025 Proxy Statement

(3)	The table below reflects the adjustments used to calculate the compensation actually paid to our PEO and average compensation actually paid to our Non-PEO NEOs:

	PEO	Average Non-PEO NEOs

Adjustments	2024

Deduction of Grant Date Fair Value of Option Awards and Stock Awards Granted in 2024	$(4,786,970)	$(2,329,394)

Addition of Fair Value at December 31, 2024 of Outstanding and Unvested Option Awards and Stock Awards Granted in 2024	$5,812,946	$2,081,105

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years*	$1,589,576	$769,211

Fair Value at Vesting of Options and Stock Awards Granted in 2024 that Vested During 2024	—	—

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During 2024	$(768,239)	$(249,901)

Fair Value as of December 31, 2023 of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During 2024	—	—

Total 2024 Adjustments	$1,847,313	$271,021
*The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)
Peer group total shareholder return for each year in the table is presented using the 2024 custom benchmark group disclosed in our Annual Report on Form
10-K
filed with the SEC for the year ended December 31, 2024 as shown below. Our 2024 custom benchmark group was updated from 2023 to remove Triton International Limited (TRTN), which was no longer in the same business or industry as a result of being acquired in 2023.

2024 Custom Benchmark Group

Affiliated Managers Group, Inc., Artisan Partners Asset Management, Inc., Digital Bridge Group, Inc., Federal Realty Investment Trust, Federated Hermes, Inc., Franklin Resources, Inc., GATX Corporation, H&E Equipment Services, Inc., Healthpeak Properties, Inc., Herc Holdings Inc., Host Hotels & Resorts, Inc., Invesco Ltd., Janus Henderson Group plc, Kennedy-Wilson Holdings, Inc., Kilroy Realty Corporation, and W.P. Carey Inc.

Financial Performance Measures
The financial measures included in the table below represent an unranked list of the most important financial performance measures to link compensation actually paid to our NEOs for 2024. The target total compensation of our NEOs is heavily weighted towards short and long-term performance goals that align with our stockholders’ interests. Our annual bonus plan is 100% performance-based, with 80% of the target bonus opportunity for 2024 for each NEO tied to our total revenues and adjusted net income before income taxes and 50% of our NEOs’ long-term equity awards for 2024 tied to performance-based vesting conditions based on book value of our Class A Common Stock.

Most Important Financial Performance Measures (1)
Total Revenues
Adjusted net income before income taxes (2)
Book value of our Class A Common Stock

(1)	The financial measures that we consider to be the most important measures to link compensation actually paid to our NEOs is evaluated on an ongoing basis and could change in future years.
(2)	As defined and reported in our financial statements as filed with the SEC.

2025 Proxy Statement  |
Air Lease Corporation
 | 85

Pay Versus Performance Relationships
The graph below reflects the relationship between the compensation actually paid to or earned by our NEOs and (i) the Company’s cumulative indexed total shareholder return, and (ii) the cumulative indexed total shareholder return of our custom benchmark group in 2024 (as disclosed above), in each case, assuming an initial fixed investment of $100 for the years ended December 31, 2024, 2023, 2022, 2021 and 2020:

Air Lease Corporation CAP vs TSR
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019
$14
$12
$10
$8
$6
$4
$2
$0
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
$2.71
$2.42
$95.56
$95.66
$7.04
$3.54
$128.48
$96.70
$3.06
$2.87
$105.55
$85.65
$12.05
$5.54
$113.49
$95.42
$10.25
$4.66
$115.45
$111.73
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M)
Avg Non-PEO NEO CAP ($M)
AL TSR
2024 Benchmarking Group TSR

86 |
Air Lease Corporation
 | 2025 Proxy Statement

The graph below reflects the relationship between the compensation actually paid to or earned by our NEOs and the Company’s net income/(loss) for the years ended December 31, 2024, 2023, 2022, 2021 and 2020:

Air Lease Corporation CAP vs Net Income/(Loss)
$14
$12
$10
$8
$6
$4
$2
$0
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
($100,000)
($200,000)
Compensation Actually Paid ($M)
Net Income/(Loss) ($M)
$516,264
$436,631
($97,024)
$614,622
$427,704
$2.71
$2.42
$7.04
$3.54
$3.06
$2.87
$12.05
$5.54
$10.25
$4.66
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M)
Avg Non-PEO NEO CAP ($M)
Net Income/(Loss) ($M)

2025 Proxy Statement  |
Air Lease Corporation
 | 87

The graph below reflects the relationship between the compensation actually paid to or earned by our NEOs and the Company’s total revenues for the years ended December 31, 2024, 2023, 2022, 2021 and 2020:

Air Lease Corporation CAP vs Total Revenues
Compensation Actually Paid ($M)
Total Revenues ($M)
$14
$12
$10
$8
$6
$4
$2
$0
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
$2,015,439
$2,088,389
$2,317,302
$2,684,977
$2,733,658
$2.71
$2.42
$7.04
$3.54
$3.06
$2.87
$12.05
$5.54
$10.25
$4.66
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M)
Avg Non-PEO NEO CAP ($M)
Total Revenues ($M)

All information provided above under the section titled “Pay Versus Performance” shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates any such information by reference.

88 |
Air Lease Corporation
 | 2025 Proxy Statement

2024 CEO Pay Ratio

The 2024 annual total compensation of the Company’s CEO was $8,400,063. The 2024 annual total compensation of the median employee (excluding the CEO) was $383,985. The ratio between the two amounts is 22:1.

The Company believes that the ratio of pay included above is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

To determine the pay ratio, we took the following steps: For 2024, we identified the median employee using our employee population consisting of 165 full-time employees on December 31, 2024, the last day of the last month in our fiscal year. We identified the median employee based on gross wages paid in 2024 as reported on form W-2. We did not make any assumptions, adjustments or estimates with respect to gross wages paid in 2024.

As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our NEOs’ annual compensation for the Summary Compensation Table. This information is being provided for compliance purposes. Neither the leadership development and compensation committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

2025 Proxy Statement  | Air Lease Corporation | 89

Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company’s audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, the SEC, and by the audit committee’s charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2024, which was filed with the SEC on February 13, 2025.

Audit Committee

Matthew J. Hart, Chair

Yvette Hollingsworth Clark

Robert A. Milton

Ian M. Saines

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2024 and 2023. Services provided by KPMG and related fees in each of those years were as follows:

	2024	2023
Audit Fees	$1,543,800	$1,497,600
Audit-Related Fees(1)	294,800	246,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,838,600	$1,744,100

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

90 | Air Lease Corporation | 2025 Proxy Statement

Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2024 and 2023 in accordance with this policy.

2025 Proxy Statement  | Air Lease Corporation | 91

Other Matters

General Information about the Annual Meeting

When and where is the Annual Meeting being held?

The Annual Meeting will be held virtually via a live audio webcast on Friday, May 2, 2025 at 7:30 a.m., Pacific Time, at www.cesonlineservices.com/al25_vm. We believe that we have structured our virtual meeting to provide stockholders the same participation rights as if the meeting were held in person, including the ability to vote shares electronically at the meeting and ask questions in accordance with the rules of conduct for the meeting. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information on how to attend the virtual meeting and to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement and the Notice of Annual Meeting are first being made available to stockholders on or about March 21, 2025.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials in the mail?

Pursuant to SEC rules, we have elected to provide certain of our stockholders access to our proxy materials, including this Proxy Statement and our 2024 Annual Report, on the internet as provided for in our Notice of Internet Availability of Proxy Materials (the “Notice”) instead of sending a full set of printed proxy materials. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to beneficial owners. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review the important information contained in the proxy materials. The Notice also instructs you on how you may vote over the internet, by telephone or mail. If you receive a Notice by mail or electronically and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice. If you properly request printed copies of our proxy materials, we intend to mail these items to you within three business days of your request. If you request printed materials, these printed proxy materials also include the voting instruction form for the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock entitled to vote at the Annual Meeting must be present or represented at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum is present if (i) you are entitled to vote and you are present at the Annual Meeting or (ii) you have properly voted by proxy online, by phone, or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who may attend and vote at the Annual Meeting?

Stockholders of record of the 111,759,135 shares of our Class A Common Stock issued and outstanding at the close of business on March 7, 2025, which is the record date for the Annual Meeting (the “Record Date”), are entitled to attend the Annual Meeting and to one vote on each matter voted upon at the

92 | Air Lease Corporation | 2025 Proxy Statement

Annual Meeting for each share held. Stockholders of record of our Class A Common Stock and beneficial owners of shares held in street name as of the Record Date can attend and vote using the methods described below under “How do I pre-register to attend and vote at the Annual Meeting?” There is no cumulative voting. A list of stockholders of record will be available at www.cesonlineservices.com/al25_vm during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting.

What happens if I experience technical difficulties during the Annual Meeting?

If you have difficulty accessing the Annual Meeting, please follow the instructions contained in the reminder email you will receive the evening before the Annual Meeting. We will have technicians available to assist you.

What happens if the Company experiences technical difficulties during the Annual Meeting?

If we experience technical difficulties at the Annual Meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Annual Meeting to a later date and will provide notice of the date and time of such adjourned meeting at the website listed above.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name”?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered a “stockholder of record” of the shares with respect to those shares, and the proxy materials will be made available directly to you by the Company.

If your shares are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record (a “custodian”), then you are considered the “beneficial owner” of the shares, and the shares are considered to be held in “street name”. As a beneficial owner, the proxy materials will be made available to you by the organization holding your shares and you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. Your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions.

How do I pre-register to attend the Annual Meeting?

Stockholders of Record: You may register to attend the Annual Meeting virtual webcast by visiting www.cesonlineservices.com/al25_vm and following the instructions or emailing proof of your ownership of our Class A Common Stock as of the Record Date to ALRegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership of shares of our Class A Common Stock as of the Record Date. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Thursday, May 1, 2025.

Beneficial Owners: If your shares of our Class A Common Stock are held in an account at a brokerage firm, a bank or other similar organization or by another holder of record as of the Record Date, you may register to attend the Annual Meeting by visiting www.cesonlineservices.com/al25_vm and following the instructions or emailing ALRegister@Proxy-Agent.com and attaching the evidence that you beneficially owned shares of our Class A Common Stock as of the Record Date. This may include a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 7:30 a.m. Pacific Time on Thursday, May 1, 2025.

2025 Proxy Statement  | Air Lease Corporation | 93

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor: D.F. King & Co, Inc., toll free at (800) 431-9629 for assistance.

You may log in 30 minutes before the start of the Annual Meeting. Stockholders are encouraged to log into the online webcast prior to the start of the Annual Meeting to provide time to test their internet-connected device’s connectivity and audio system and to download the required software, if needed.

The confirmation and reminder emails that are sent to all pre-registered attendees will contain a “System Test” link and a “FAQ” link with support information if technical support is needed.

How do I ask questions at the Annual Meeting?

Stockholders or their proxy holders that have accessed the Annual Meeting may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with the rules of conduct for the Annual Meeting which will be posted on the virtual meeting website during the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting website by typing your question in the designated spot on the website and clicking “Send”.

How do I cast my vote?

Stockholders of Record: Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card by 11:59 p.m. Pacific Time on May 1, 2025. Stockholders of record may also vote online during the Annual Meeting as described below.

Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy using any of the methods described above. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

Beneficial Owner of Shares: If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting and by presenting it with their online ballot before the closing of the polls.

We urge you to promptly give voting instructions to your custodian by using the instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name by electronic ballot at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting as described below.

How do I vote at the Annual Meeting?

If you plan to attend the Annual Meeting via the online webcast and wish to vote at the Annual Meeting, you will have access to an electronic ballot on the Annual Meeting virtual webcast site.

Stockholder of Record: If you were a stockholder of record as of the Record Date and have successfully pre-registered to attend the Annual Meeting, then you may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot and clicking “Sign and Submit” to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.

94 | Air Lease Corporation | 2025 Proxy Statement

Beneficial Owner of Shares: If you were a beneficial owner of shares held in street name as of the Record Date and intend to vote at the Annual Meeting, you must request a legal proxy from your broker, bank, or other nominee, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the Annual Meeting. If you do not request a legal proxy prior to the Annual Meeting, or your broker, bank or nominee fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the Annual Meeting. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to request a legal proxy as far in advance as possible. The voting instruction form you may have received in connection with the Annual Meeting is not a legal proxy. If you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting.

Beneficial owners of shares as of the Record Date who have successfully pre-registered to attend the virtual Annual Meeting and obtained a legal proxy from their broker, bank, or other nominee may vote at the Annual Meeting by clicking on the “Stockholder Ballot” link on the virtual meeting website, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking “Sign and Submit” to have your completed ballot sent directly to the Inspector of Election before the polls are closed at the Annual Meeting.

Questions on how to vote: If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor D.F. King & Co, Inc., toll free at (800) 431-9629 for assistance.

How can I revoke or change my vote?

Your proxy is revocable. The procedure you must follow to revote your proxy depends on how you hold your shares.

Stockholders of Record: Stockholders of record can revoke and change a prior proxy vote by submitting a later-dated proxy online, by phone or by mail, or by voting during the Annual Meeting as described above. Stockholders of record may also send a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 1, 2025. Only your latest proxy card or voting instruction form received in accordance with the requirements above will be counted. Your attendance at the Annual Meeting will not by itself revoke your proxy.

Beneficial Owners: Beneficial owners will need to contact the organization that holds your shares to obtain instructions on how to change your vote. As noted above, if you request a legal proxy from your broker, bank or other nominee, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank or nominee to vote on your behalf. As a result, you will only be able to vote by electronic ballot at the Annual Meeting as described above.

Who are the proxies?

The named proxies for the Annual Meeting are Carol H. Forsyte and John L. Plueger and they will follow all properly submitted voting instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record: If you are a stockholder of record and do not direct on a properly submitted proxy how your shares are to be voted on any item of business, the proxies named above will vote your shares on those items of business as the Board of Directors has recommended and will vote in their judgment on

2025 Proxy Statement  | Air Lease Corporation | 95

any other matters properly presented at the Annual Meeting. We do not currently know of any other business that may come before the Annual Meeting.

Beneficial Owners: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in their discretion on “routine” matters under applicable rules of the NYSE, but cannot vote your shares on “non-routine” matters. Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered a “routine” matter. All other proposals to be voted on at the Annual Meeting are considered “non-routine.” Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. See below under “What is a broker non-vote?” for additional information.

What is a broker non-vote?

A broker non-vote occurs when an organization that holds the shares of a beneficial owner does not receive voting instructions from the beneficial owner on how to vote the shares on a non-routine matter at the Annual Meeting and the organization does not have discretionary authority under applicable rules to vote on such proposals. At the Annual Meeting, Proposal 2 (ratification of appointment of KPMG as our independent registered public accounting firm) is considered “routine” under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered “non-routine.” Accordingly, if your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other proposals at the Annual Meeting.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected to the Board of Directors at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election, meaning the votes cast “FOR” such nominee must exceed the votes cast “AGAINST” such nominee at the Annual Meeting pursuant to the Bylaws. Abstentions and broker non-votes will have no effect on the outcome of a director’s election because they are not treated as votes cast.

Proposal No. 2 — Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025. Abstentions will have the same effect as a vote “AGAINST” the proposal.

Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation. With regard to the stockholder advisory vote on named executive officer compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters’ rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

96 | Air Lease Corporation | 2025 Proxy Statement

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have retained the services of D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $14,000 plus reimbursement of reasonable out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged representatives of First Coast Results, Inc. to count the votes and act as an independent inspector of the election. In the event that representatives of First Coast Results, Inc. are unable to act as independent inspector of the election, our Corporate Secretary will act in such role.

2025 Proxy Statement  | Air Lease Corporation | 97

Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 7, 2025, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

•	each person known by us to beneficially own more than five percent of our Class A Common Stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to RSUs held by that person which will vest within 60 days of March 7, 2025, are deemed to be outstanding. The shares subject to RSUs are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 111,759,135 shares of our Class A Common Stock outstanding as of March 7, 2025. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067. Fractional shares have been rounded to the nearest whole share.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
BlackRock, Inc. (1)	13,862,881	12.40%
The Vanguard Group (2)	12,578,106	11.25%
Dimensional Fund Advisors LP (3)	6,835,595	6.12%
Steven F. Udvar-Házy (4)	5,887,594	5.27%
Named Executive Officers, Directors and Nominees
John L. Plueger (5)	826,764	*
Steven F. Udvar-Házy (4)	5,887,594	5.27%
Grant A. Levy (6)	154,026	*
Carol Forsyte (7)	76,740	*
Gregory B. Willis	68,812	*
Matthew J. Hart (8)	57,516	*
Yvette Hollingsworth Clark (9)	22,491	*
Cheryl Gordon Krongard (10)	55,972	*
Marshall O. Larsen (11)	49,273	*
Susan McCaw (12)	27,905	*
Robert A. Milton (8)	47,529	*
Ian M. Saines (11)	51,535	*
All executive officers, directors and nominees, as a group (16 persons) (13)	7,599,227	6.80%

98 | Air Lease Corporation | 2025 Proxy Statement

(1)

Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on April 5, 2024. BlackRock, Inc., as the parent holding company, is the beneficial owner of 13,862,881 shares of Class A Common Stock with sole voting power over 13,320,613 shares and sole dispositive power over 13,862,881 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The foregoing Schedule 13G/A reported information as of March 31, 2024.

(2)

Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on April 10, 2024. The Vanguard Group, as the parent holding company, is the beneficial owner of 12,578,106 shares of Class A Common Stock with shared voting power over 62,607 shares, sole dispositive power over 12,404,055 shares and shared dispositive power over 174,051 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G/A reported information as of March 28, 2024.

(3)

Based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2024. Dimensional Fund Advisors LP is the beneficial owner of 6,835,595 shares of Class A Common Stock with sole voting power over 6,716,636 shares and sole dispositive power over 6,835,595 shares, The address of Dimensional Fund Advisors L.P. is 6300 Bee Cave Road, Building One, Austin, TX 78746. The foregoing Schedule 13G/A reported information as of December 29, 2023.

(4)

Consists of 1,384,491 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 329,350 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 102,000 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 36,000 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,705,000 shares of Class A Common Stock held directly by the Házy Family Community Property Trust 5/28/85, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 1,205,558 shares of Class A Common Stock held directly by the Udvar-Házy Separate Property Trust, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 114,295 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy’s wife and children; and 10,900 shares of Class A Common Stock held by Mr. Udvar-Házy as custodian for his grandchildren under the Uniform Transfers to Minors Act. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife disclaims beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of her pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(5)

Consists of 825,764 shares of Class A Common Stock held by Mr. Plueger over which Mr. Plueger shares voting and investment power and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger’s children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

2025 Proxy Statement  | Air Lease Corporation | 99

(6)

Consists of 145,026 shares of Class A Common Stock held by Mr. Levy over which Mr. Levy shares voting and investment power and 9,000 shares of Class A Common Stock held in the aggregate by two of Mr. Levy’s children. Mr. Levy disclaims beneficial ownership of the shares held by such children, except to the extent of his pecuniary interest therein.

(7)	Ms. Forsyte shares voting and investment power over these shares.

(8)	Includes 2,528 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 7, 2025.

(9)

Includes (i) 3,266 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 7, 2025 if the director’s service terminates during that time and (ii) 2,528 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 7, 2025.

(10)

Includes (i) 25,797 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 7, 2025 if the director’s service terminates during that time and (ii) 2,528 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 7, 2025.

(11)

Includes (i) 33,808 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 7, 2025 if the director’s service terminates during that time and (ii) 2,528 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 7, 2025.

(12)

Includes (i) 15,572 shares of Class A Common Stock underlying vested RSUs, including dividend equivalent rights, that the director has deferred receipt of which would be delivered to the director within 60 days of March 7, 2025 if the director’s service terminates during that time and (ii) 2,528 shares of Class A Common Stock underlying unvested RSUs held by the director that vest within 60 days of March 7, 2025.

(13)

Includes 124,891 shares of Class A Common Stock underlying RSUs held in the aggregate by non-employee directors which are deemed to be beneficially owned as of March 7, 2025. All directors, director nominees and current executive officers have sole voting and investment power over 6,279,618 of these shares and shared voting and investment power over 1,196,114 of these shares.

*	Represents beneficial ownership of less than 1%.

100 | Air Lease Corporation | 2025 Proxy Statement

Stockholder Proposals and Director Nominations for our 2026 Annual Meeting of Stockholders

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in our proxy statement for the 2026 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Secretary at our principal executive offices by November 21, 2025, which is 120 days prior to the one-year anniversary of the date this proxy statement was first mailed or made available to stockholders. However, if the date of the 2026 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2026 annual meeting of stockholders.

Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2026 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our bylaws. Under our bylaws, written notice of nominations for directors and any other business proposed by a stockholder must be received by the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (so long as the 2026 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 2, 2026 and February 1, 2026. If we change the date of the 2026 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of this year’s Annual Meeting, your written notice must be received not more than 120 days prior to the date of the 2026 annual meeting nor less than the later of (i) 90 days prior to the date of the 2026 annual meeting or (ii) the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made.

In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than Company-sponsored nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the dates specified above.

The Chairman of the Annual Meeting reserves the right to reject, exclude, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the above requirements, including conditions established by the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering in a single envelope all of the Notices or a single copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company’s stockholders may be “householding” our proxy materials. As a result, all of the Notices or a single copy of the proxy statement and annual report may be

2025 Proxy Statement  | Air Lease Corporation | 101

delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or copy of the proxy statement and annual report, please notify your broker or notify us by writing to our principal executive offices at 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067, Attn: Corporate Secretary or by telephone at 1-310-553-0555. Stockholders who currently receive multiple copies of the Notices or copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

102 | Air Lease Corporation | 2025 Proxy Statement

Appendix A—Definitions and Reconciliations of Non-GAAP Financial Measures

Adjusted Net Income Before Taxes and Adjusted Diluted Earnings Per Share Before Income Taxes

Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as net write-offs and recoveries related to our former Russian fleet, and certain other items) and adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, earnings per share, diluted earnings per share, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our Board of Directors use adjusted net income before income taxes and adjusted diluted earnings per share before income taxes to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes and adjusted diluted earnings per share before income taxes may differ from the adjusted net income before income taxes and adjusted diluted earnings per share before income taxes, or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of net income attributable to common stockholders to adjusted net income before income taxes (in thousands):

	Year Ended December 31, 2024	Year Ended December 31, 2023
	(unaudited)	(unaudited)

Net income attributable to common stockholders	$372,073	$572,922

Amortization of debt discounts and issuance costs	54,823	54,053

Write-off of Russian fleet, net of (recoveries)	—	(67,022)

Stock-based compensation expense	33,887	34,615

Income tax expense	105,553	139,012

Deemed dividend adjustment	7,869	—

Adjusted net income before income taxes	$574,205	$733,580

2025 Proxy Statement  | Air Lease Corporation | A-1

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Year Ended December 31, 2024	Year Ended December 31, 2023
	(unaudited)	(unaudited)

Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):

Net income attributable to common stockholders	$372,073	$572,922

Amortization of debt discounts and issuance costs	54,823	54,053

Write-off of Russian fleet, net of (recoveries)	—	(67,022)

Stock-based compensation expense	33,887	34,615

Income tax expense	105,553	139,012

Deemed dividend adjustment(a)	7,869	—

Adjusted net income before income taxes	$574,205	$733,580

Denominator for adjusted diluted earnings per share:

Weighted-average diluted common shares outstanding	111,869,386	111,438,589

Adjusted weighted-average diluted common shares outstanding	111,869,386	111,438,589

Adjusted diluted earnings per share before income taxes(b)	$5.13	$6.58

(a)

This adjustment consists of a deemed dividend related to the redemption of our Series A preferred stock. The deemed dividend relates to initial costs related to the issuance of our Series A Preferred Stock.

(b)	Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by adjusted weighted-average diluted common shares outstanding.

A-2 | Air Lease Corporation | 2025 Proxy Statement

VOTE BY INTERNET Before the Meeting—Go to www.fcrvote.com/airlease Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 1, 2025. During the Meeting—Go to www.cesonlineservices.com/al25_vm AIR LEASE CORPORATION Pre-register by 7:30 a.m. (PDT) on May 1, 2025 and follow the instructions in your registration email. 2000 AVENUE OF THE STARS SUITE 1000N VOTE BY PHONE—1-866-402-3905 LOS ANGELES, CA 90067 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-402-3905, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 1, 2025. VOTE BY MAIL Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM Control Number TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AIR LEASE CORPORATION The Board of Directors recommends you vote “FOR” all Nominees and “FOR” Proposals 2 and 3. 1. Election of Directors For For Against Abstain Against Abstain Nominees: 2. Ratify the appointment of KPMG LLP as our independent registered 1a. Matthew J. Hart public accounting firm for 2025. 1b. Yvette H. Clark 3. Advisory vote to approve named executive officer compensation 1c. Cheryl Gordon Krongard 1d. Marshall O. Larsen 1e. Susan McCaw 1f. Robert A. Milton 1g. John L. Plueger Ian M. Saines Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, 1h. administrator, or other fiduciary, please give full title as such. Joint owners should each sign 1i. Steven F. Udvar-Házy personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 2, 2025: The Notice and Proxy Statement and Annual Report are available online at http://www.airleasecorp.com AIR LEASE CORPORATION PROXY FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS Friday, May 2, 2025 7:30 a.m., Pacific Daylight Time To Be Held Virtually at www.cesonlineservices.com/al25_vm THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2025 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Carol H. Forsyte and John L. Plueger; and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company held of record by the undersigned at the close of business on March 7, 2025 at the 2025 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 1, 2025. Continued and to be signed on reverse side